Exhibit 2.2

EQUITY PURCHASE AGREEMENT

by and among

SRA INTERNATIONAL, INC.,

a Delaware corporation,

SYSTEMS RESEARCH AND APPLICATIONS CORPORATION,

a Virginia corporation,

CONSTELLA GROUP, LLC

a North Carolina limited liability company,

THE SELLERS IDENTIFIED HEREIN,

MR. DONALD A. HOLZWORTH, AS SELLER REPRESENTATIVE

and

MR. DONALD A. HOLZWORTH, INDIVIDUALLY,

DONALD A. HOLZWORTH IRREVOCABLE TRUST DATED DECEMBER 31, 1999,

CHARLES G. LINEBERRY AND CATHY FRIEDEN LINEBERRY

Dated: June 20, 2007

TABLE OF CONTENTS (CONT.)

TABLE OF CONTENTS (CONT.)

TABLE OF CONTENTS (CONT.)

EXHIBITS

Exhibit A	Form of Option Amendment and Release Agreement

Exhibit B	Form of Escrow Agreement

Exhibit C-1	Form of Key Employee Non-Competition Agreement to be signed by US Residents

Exhibit C-2	Form of Key Employee Non-Competition Agreement to be signed by UK Residents

Exhibit D	Form of Retention Agreement

Exhibit E	Form of Seller Non-Competition Agreement

Exhibit F	Form of Standard Employee NDA

Exhibit G	Form of Opinion Letters

v

SCHEDULES

Schedule 1	Sellers
Schedule EO	Earn-Outs
Schedule KP	Key Personnel
Schedule Knowledge	Knowledge Persons
Schedule PAE	Prior Acquisition Entities
Schedule RC	Restricted Cash
Schedule SC	Surplus Cash
Schedule 2.2	Sellers, Percentages, Etc.
Schedule 3.1(a)	Company Qualifications, Etc.
Schedule 3.1(b)	Subsidiary Qualifications, Etc.
Schedule 3.3	Title
Schedule 3.4(a)	Capitalization
Schedule 3.4(b)	Capitalization: Subsidiaries
Schedule 3.4(d)	Capital Accounts
Schedule 3.6	Non-Contravention
Schedule 3.7	Permits
Schedule 3.8	Compliance with Laws
Schedule 3.9	Title; Permitted Liens
Schedule 3.10	Personal Property
Schedule 3.11	Accounts Receivable
Schedule 3.12(a)(i)	Intellectual Property
Schedule 3.12(a)(ii)	IP Licenses
Schedule 3.12(b)	IP; Ownership
Schedule 3.12(h)	IP; Software
Schedule 3.12(i)	IP; Trade Secrets
Schedule 3.12(j)	IP; Form Contracts
Schedule 3.12(n)	IP; Open Source Software
Schedule 3.13(a)	Contracts
Schedule 3.13(c)	Contracts – Termination, Etc.
Schedule 3.14	Litigation
Schedule 3.15	Financials - Prior Acq. Entities
Schedule 3.15(a)	Financial Statements - Company
Schedule 3.15(b)	GAAP Exceptions
Schedule 3.16	Liabilities
Schedule 3.17(a)	Tax Matters - Company
Schedule 3.17(d)	Tax Payments - Company
Schedule 3.17(f)	Tax Matters - Consolidated
Schedule 3.17(g)	Tax Sharing Agmnts - Company
Schedule 3.17(l)	Tax Notices
Schedule 3.17(p)	Tax; Accounting Method
Schedule 3.17(t)	Tax; Unpaid Taxes
Schedule 3.17(u)	Tax; Open Transaction
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.19(b)	Control Group
Schedule 3.19(c)	Compliance
Schedule 3.19(h)	Accelerated Compensation
Schedule 3.19(i)	Benefit Plans – Continuation
Schedule 3.19(j)	490A Benefit Plans
Schedule 3.20(a)	Insurance
Schedule 3.20(b)	Insurance Claims
Schedule 3.21	Environmental
Schedule 3.22(a)	Leased Property
Schedule 3.22(b)	Leased Improvements
Schedule 3.23	Obligations to Sell
Schedule 3.24	Transactions with Certain Persons
Schedule 3.26	Affiliates
Schedule 3.27(a)	Employees
Schedule 3.27(b)	Contractors
Schedule 3.28	Organizational Conflicts of Interest
Schedule 3.29	Government Audits
Schedule 3.30	Labor Relations
Schedule 3.32	Brokers
Schedule 3.33(a)(i)	Government Contracts
Schedule 3.33(a)(ii)	Project Charge Codes
Schedule 3.33(a)(iii)	Government Bids
Schedule 3.33(a)(iv)	Government Contracts - Uncompleted
Schedule 3.33(b)	Government Contracts – Defaults
Schedule 3.33(c)	Gov’t Contracts - Noncompliance
Schedule 3.33(d)	Government Contracts – Breach
Schedule 3.33(f)	Government Contracts – Terminated
Schedule 3.33(g)	Government Contracts – Claims
Schedule 3.33(j)	Government Audits
Schedule 3.33(k)	Voluntary Disclosure
Schedule 3.33(o)	Material Claims
Schedule 3.33(q)	Cost Overruns
Schedule 3.33(r)	Government Contracts - Assignments
Schedule 3.33(s)	Gov’t Contracts - Outstanding Costs
Schedule 3.33(t)	Furnished Personal Property, Etc.
Schedule 3.33(v)	Failed Security Clearances
Schedule 3.34	Violations of import/export laws
Schedule 3.35	Bank Accounts
Schedule 3.36	Suppliers and Customers
Schedule 3.37	Subsequent Events
Schedule 3.38	Backlog
Schedule 3.39	Extensions of Credit
Schedule 4.6	Holzworth Holdings, Inc. Equity
Schedule 7.4	Company Required Consents
Schedule 8.4	Purchaser/Parent Required Consents
Schedule 11.1(d)	Examples
Schedule 12.9(b)	Retention Agreements

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 20th day of June, 2007, by and among SRA International, Inc., a Delaware corporation (“Parent”), Systems Research and Applications Corporation, a Virginia corporation (“Purchaser”), Constella Group, LLC, a North Carolina limited liability company (“Company”), those Persons listed on Schedule 1 hereto (each a “Seller” and collectively, “Sellers”), Mr. Donald A. Holzworth, who controls one of the Sellers, as a representative of all of the Sellers (the “Seller Representative”), Mr. Donald A. Holzworth, individually, Donald A. Holzworth Irrevocable Trust dated December 31, 1999 between Donald A. Holzworth as grantor and Richard L. Elmendorf as trustee (the “Trust”), Charles G. Lineberry and Cathy Frieden Lineberry.

RECITALS

A. Sellers collectively own all of the issued and outstanding equity securities of Company, consisting of 91,128,000 voting common units (the “Voting Units”), 4,001,176 non-voting common units (the “Non-Voting Units” and collectively with the Voting Units, the “Units”), and 18,000,000 preferred units (the “Preferred Units” and collectively with the Units, the “Company Equity”).

B. The holders of all issued and outstanding Options (the “Option Holders”) have each entered into an Option Amendment and Release Agreement, in the form of Exhibit A hereto, pursuant to which they have made a non-revocable election to terminate their Options at the time of the Closing (each an “Option Amendment and Release Agreement” and collectively, the “Option Amendment and Release Agreements”).

C. Sellers desire to sell and convey the Company Equity to Purchaser, and Purchaser desires to purchase the Company Equity from Sellers, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS; INTERPRETATION.

1.1 Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“Active Government Contract” means each Government Contract for which the Defense Contract Audit Agency has not completed its audit of incurred costs or for which the Company has not completed fully its performance obligations.

“Actual Knowledge” means the actual knowledge, with no duty of inquiry, of the Knowledge Persons.

“Actual Net Assets” shall have the meaning set forth in Section 2.4 hereof.

“Actual Surplus Cash” shall have the meaning set forth in Section 2.4 hereof.

“Additional Charity Seller Indemnity Obligations” shall have the meaning set forth in Section 11.14(d) hereof.

“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall have the meaning set forth in Section 1504(a) of the Code.

“Agreed Earn-Out Payment Amount” shall have the meaning set forth in Section 6.16(c).

“Assets” means all cash and cash equivalents, marketable securities, Personal Property and real property of Company or any of its Subsidiaries, all Contracts, Leases and Property Warranties to which Company or any of its Subsidiaries is a party, all Permits held by Company or any of its Subsidiaries, all Intellectual Property and all other assets of Company or any of its Subsidiaries.

“Benefit Plans” shall have the meaning set forth in Section 3.19(a) hereof.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Fairfax County, Virginia are open for the general transaction of business.

“Charity Sellers” means (i) the Triangle Community Foundation, Inc., (ii) The Educational Foundation, Inc. and (iii) the Holzworth Charitable Remainder Trust, Richard L. Elmendorf, Trustee.

“Classified Documents” means CONFIDENTIAL, SECRET, and TOP SECRET documents, each as defined by Executive Order 12958, or any more recent Executive Order.

“Classified Facility” means any facility certified as acceptable for processing, discussing, or storing classified or collateral level information under the National Industrial Security Program Operating Manual or under the manuals or Laws of other Governmental Authorities.

“Closing” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Date” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Date Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognizant Agency” means the U.S. Department of Defense through its representatives in the Defense Security Service and each and every agency sponsoring or acting as Cognizant Security Authority for the Sensitive Compartmented Information Facilities maintained by the Company or any of its Subsidiaries, or for any access held by employees of the Company or any of its Subsidiaries to the extent the Defense Security Service is not recognized as the Cognizant Agency for the Classified Facility or for sponsorship of those accesses.

“Common Pro Rata Percentages” means the percentages set forth next to each Seller’s name on Schedule 2.2.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Equity” shall have the meaning set forth in the Recitals to this Agreement.

“Confidential Information” means any information concerning the business and affairs of the Company or any of its Subsidiaries, or the Assets, that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company or any of its Subsidiaries by third parties to the extent that the Company or any of its Subsidiaries has an obligation of confidentiality in connection therewith.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which Company is a party or which are binding upon Company or the Assets, and which are in effect on the date hereof or as of the Closing Date, including those listed on Schedule 3.13, Schedule 3.22(a), or Schedule 3.33(a)(i).

“Control” shall have the meaning set forth in the definition of Affiliate contained in this Section 1.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Core Group” means Chris LeGrand, Steve Smith, Susan Acker-Walsh, Phillip Hanna, Richard Shea and Tim Schur.

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“Deductible Amount” shall have the meaning set forth in Section 11.5(a) hereof.

“Determination” shall have the meaning set forth in the definition of Dispute Resolution Procedure.

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including expenses for materials, subcontracts, consultants and travel.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute are referred by either the Parent or Purchaser or the Seller Representative for determination as promptly as practicable to the Independent Accounting Firm, which shall be jointly engaged by Purchaser, on the one hand, and Seller Representative, on the other hand, pursuant to an engagement letter in customary form which each of Purchaser and Seller Representative shall execute. If Grant Thornton LLP and Cherry Beckart & Holland LLP are both unable to serve as the Independent Accounting Firm and Purchaser and Seller Representative have failed to reach agreement on an Independent Accounting Firm within ten (10) calendar days following the termination of the twenty (20) calendar-day period referred to in the last sentence of Section 2.3, then the Independent Accounting Firm shall be selected by the American Arbitration Association. The Independent Accounting Firm shall prescribe procedures for resolving the disputed items and in all events shall make a written determination, with respect to such disputed items only (i.e., in connection with Section 2.3, determination of Actual Net Assets and Actual Surplus Cash and, based on such determination, whether and to what extent, if any, the Final Certificate and Flow of Funds Memorandum and the accompanying calculations of the Actual Net Assets and Actual Surplus Cash require adjustment based on the terms and conditions of this Agreement (a “Determination”)). The Determination shall be based solely on presentations with respect to such disputed items by Purchaser and Seller Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s

independent review; provided, that such presentations shall be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Purchaser or Seller Representative in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of Purchaser and Seller Representative shall use its Reasonable Best Efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm. Purchaser and Seller Representative shall instruct the Independent Accounting Firm to deliver the Determination to Purchaser and Seller Representative no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) shall be bound by the provisions of Section 2.3, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Seller Representative or less than the smallest value for such item claimed by Purchaser or Seller Representative, and (iii) shall be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions contained herein. In the absence of fraud or manifest error, the Determination shall be conclusive and binding upon Purchaser, Seller Representative and Sellers. The Independent Accounting Firm shall consider only those items and amounts in the Purchaser’s certificate which Purchaser and Seller Representative were unable to resolve. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any dispute over Purchaser’s certificate shall be borne by the parties based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties. By way of example and not by way of limitation, if Seller Representative seeks a $70,000 upward adjustment to Net Assets and the Independent Accounting Firm determines that there shall be a $40,000 upward adjustment, then Sellers shall be responsible for three-sevenths (3/7th) of the fees and expenses and Purchaser shall be responsible for four-sevenths (4/7th) of the fees and expenses.

“Downward Closing Adjustment Amount” shall have the meaning set forth in Section 2.1.

“Earn-Out Agreement” shall have the meaning set forth in Section 6.16(a).

“Earn-Out Amounts” means the maximum aggregate amounts payable under the Earn-Outs.

“Earn-Out Calculation” shall have the meaning set forth in Section 6.16(b).

“Earn-Out Due Date” shall have the meaning set forth in Section 6.16(b).

“Earn-Out Escrow Account” shall have the meaning set forth in Section 2.2(c)(vii) hereof.

“Earn-Out Escrow Amount” shall have the meaning set forth in Section 2.2(c)(vii) hereof.

“Earn-Outs” means those certain obligations listed on Schedule EO.

“Earn-Out Payment” shall have the meaning set forth in Section 6.16(b).

“Earn-Out Seller” shall have the meaning set forth in Section 6.16(a).

“Effective Time” shall have the meaning set forth in Section 9.4 hereof.

“Employee Payment” shall mean (a) payments to employees of the Company between the date hereof and the Closing Date in the Ordinary Course of Business and consistent with existing Company bonus and variable compensation plans and (b) additional payments, not exceeding $1,500,000 in the aggregate, to employees of the Company between the date hereof and the Closing Date as bonuses.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by Company or any other Person. With respect to claims by employees or other third parties, Environmental Condition shall also include the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means any Law relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures.

“Environmental Noncompliance” means any violation of any Environmental Law.

“ERISA” shall have the meaning set forth in Section 3.8 hereof.

“Escrow Account” shall have the meaning set forth in Section 2.2(c)(vi) hereof.

“Escrow Agent” shall have the meaning set forth in Section 2.2(c)(vi) hereof.

“Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(vi) hereof.

“Escrow Amount” shall have the meaning set forth in Section 2.2(c)(vi) hereof.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.2(e).

“Estimated Net Assets” shall have the meaning set forth in Section 2.2(e) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FAR” shall have the meaning set forth in Section 3.33(c) hereof.

“Final Certificate and Flow of Funds Memorandum” shall have the meaning set forth in Section 2.2(d) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.15(a) hereof.

“Foreign Plans” shall have the meaning set forth in Section 3.19(a) hereof.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Bid” means any offer made by Company or any of its Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Property” shall have the meaning set forth in Section 3.33(t) hereof.

“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

“Holzworth Holdings Payment” means that certain payment as set forth in the Final Certificate and Flow of Funds Memorandum to be paid by the Company to Holzworth Holdings, Inc. at Closing.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means the outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness for borrowed money of the Company and its Subsidiaries as of the Closing, including indebtedness under any bank credit agreement and any other related agreements but, for the avoidance of doubt, excluding capital leases and the Earn-Outs.

“Independent Accounting Firm” shall mean Grant Thornton LLP or such other nationally recognized accounting firm mutually agreed upon by Purchaser and Seller Representative. Notwithstanding the foregoing, if Grant Thornton LLP is unable to serve or to take all actions required of the Independent Accounting Firm pursuant to this Agreement, either because it refuses or declines to take such actions or because it has a conflict of interest, the Independent Accounting Firm will be Cherry Beckart & Holland LLP. The Independent Accounting Firm may not have a business relationship with any of the Sellers, Company, Purchaser or Parent, provided that the parties agree to deem Grant Thornton LLP as independent even though they may have engaged Grant Thornton LLP in the past and may in the future except to the extent that Grant Thornton is required to resolve disputes between the parties related to actions or advice provided by Grant Thornton LLP to the Company or one of its Subsidiaries.

“Indirect Costs” means any costs other than Direct Contract Costs, including fringe benefits, general and administrative expenses and overhead expenses.

“Informational Disclosures” shall have the meaning set forth in Section 3 hereof.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by Company or any of its Subsidiaries: (a) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents” ); (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”); (c) works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”); (d) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”); (e) all domain name registrations, web sites and web pages and related rights, items and documentation related thereto (collectively, “Internet Assets”) (f) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases (“Software”); and (g) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“Interim Period” shall have the meaning set forth in Section 6.13(b) hereof.

“Internet Assets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Investigation” shall have the meaning set forth in Section 7.12 hereof.

“IP Licenses” shall have the meaning set forth in Section 3.12(a)(ii) hereof.

“IRS” means Internal Revenue Service.

“Key Employees” means members of the Core Group and Key Personnel.

“Key Employee Non-Competition Agreements” shall have the meaning set forth in Section 7.6 hereof.

“Key Personnel” means the Persons set forth on Schedule KP.

“Knowledge” means (a) with respect to Company, the knowledge after Reasonable Inquiry of any of the Knowledge Persons, (b) with respect to any Seller, the actual knowledge, with no duty of inquiry, of such Seller, and (c) with respect to any other Person, the actual knowledge, with no duty of inquiry, of such Person.

“Knowledge Persons” means the Persons set forth on Schedule Knowledge.

“Laws” shall have the meaning set forth in Section 3.6 hereof.

“Leases” shall have the meaning set forth in Section 3.22(a) hereof.

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

“Leased Premises” shall have the meaning set forth in Section 3.22(a) hereof.

“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances on or ownership interests in the Assets or the Company Equity, as applicable.

“Losses” means all actions, suits, proceedings, hearings, investigations (other than routine civil tax examinations by a Taxing Authority), charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Liens (other than Permitted Liens), losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided that in connection with any indemnity claim hereunder which does not result from a third party claim, Losses shall exclude exemplary or punitive damages.

“LRA Agreement” shall have the meaning set forth in Section 6.16(e).

“LRA Individuals” shall have the meaning set forth in Section 11.14(c) hereof.

“Material Adverse Effect” means with respect to Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of Company and its Subsidiaries, taken as a whole, or (b) does or would reasonably be expected to materially impair or delay the ability of Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; except for (i) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which the Company or its Subsidiaries operates which does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (ii) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States which does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (iii) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of changes, events or developments in financial or securities markets, general business conditions or the economy in general which does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (iv) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of any change of Law which does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (v) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of any changes in GAAP or (vi) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of (A) the announcement of transactions contemplated by this Agreement due to the identity of the Parent or Purchaser or (B) the taking by the Company of any action required by this Agreement or any other Transaction Document.

“Mr. Holzworth” means Donald A. Holzworth, individually.

“Net Assets” means the difference (whether positive or negative) of (a) the assets of the Company and its Subsidiaries as of the Closing Date (provided that for the purposes of the calculation of Estimated Net Assets in Section 2.2(e) as opposed to the determination of Actual Net Assets, it shall mean the assets of the Company and its Subsidiaries as of June 30, 2007), minus (b)the liabilities of the Company and its Subsidiaries as of the Closing Date (provided that for the purposes of the calculation of Estimated Net Assets in Section 2.2(e) as opposed to the determination of Actual Net Assets, it shall mean the liabilities of the Company and its Subsidiaries as of June 30, 2007), in each case as determined in accordance with GAAP immediately prior to the consummation of the purchase and sale of the Company Equity contemplated hereby; provided, however, that, for purposes of the definition of “Net Assets,” whether or not the following is consistent with GAAP:

(i) “assets” shall exclude (A) any receivable from any Seller or any Affiliate of a Seller, (B) any receivable written off or determined by the Company or any of its Subsidiaries to be uncollectible, (C) intangible assets, (D) cash on hand at the Company or any of its Subsidiaries (other than Restricted Cash) and (E) the Tax Refund;

(ii) “liabilities” shall include (A) the amount of any bonuses or severance payable on or after the Closing (including any and all retention bonuses) or other bonuses payable upon or after a change in control of the Company other than the Parent Retention Packages, (B) all liabilities for accrued or deferred Taxes (other than withholding taxes on the Option Termination Payment and all applicable Taxes on the Employee Payment, both of which are Seller Expenses), (C) balance sheet reserves required under GAAP, including reserves for billings in excess of revenues, and (D) reserves required or accrued for 401(k) plan withholdings; and

(iii) “liabilities” shall exclude (A) Seller Expenses, (B) any Indebtedness, (C) the Preferred Repurchase Price, (D) the withholding taxes on the Option Termination Payment, (E) the Option Termination Payment, (F) the Earn-Outs and (G) any other liability of Company or any of its Subsidiaries to be paid by Purchaser at Closing and deducted from the Purchase Price in computing the Seller Closing Payment.

“Net Asset Collar” means any amount in the range between Twenty-Seven Million Dollars ($27,000,000) and Thirty-Three Million Dollars ($33,000,000).

“Net Asset Escrow Account” shall have the meaning set forth in Section 2.2(c)(viii) hereof.

“Net Asset Escrow Amount” shall have the meaning set forth in Section 2.2(c)(viii) hereof.

“Net Cash Consideration” means (i) the Closing Date Purchase Price plus (ii) the aggregate exercise price that would have been paid by all Option Holders had they exercised their Options and purchased their Option Units immediately prior to the Closing, less (iii) the sum of (A) the Seller Expenses, (B) the Indebtedness, and (C) the Preferred Repurchase Price.

“Nonvoting Units” shall have the meaning set forth in the Recitals to this Agreement.

“Notices” shall have the meaning set forth in Section 15 hereof.

“Offset Amount” shall have the meaning set forth in Section 6.16(d).

“Open Source Materials” shall have the meaning set forth in Section 3.12(n) hereof.

“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of January 13, 2005, as amended on each of September 28, 2005, January 1, 2006, November 30, 2006, and June 19, 2007.

“Options” means options, warrants or other rights to subscribe for or purchase any equity securities or other equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of Company.

“Option Amendment and Release Agreement” shall have the meaning set forth in Section 3.4(c) hereof.

“Option Holders” shall have the meaning set forth in the recitals hereto.

“Option Termination Payment” shall have the meaning set forth in Section 2(c)(v) hereof.

“Option Units” shall have the meaning set forth in Section 2(c)(v) hereof.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person, (b) such action is taken in accordance with reasonably prudent business practices, and (c) such action is not required to be authorized by the equity holders of such Person, the board of directors of such Person or any committee of the board of directors of such Person. For the avoidance of doubt, actions related to acquisitions of Persons (whether by merger or stock, equity or asset purchase) will not be considered by the parties hereto to be in the Ordinary Course of Business.

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Employer Party” means the Parent or any of its Subsidiaries (including, for this purpose, the Company).

“Parent Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) does or would reasonably be expected to materially impair or delay the ability of Parent or Purchaser to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; except for (i) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which the Parent or its Subsidiaries operates which does not have a disproportionate effect on the Parent and its Subsidiaries, taken as a whole, (ii) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States which does not have a disproportionate effect on the Parent and its Subsidiaries, taken as a whole, (iii) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of changes, events or developments in financial or securities markets, general business conditions or the economy in general which does not have a disproportionate effect on the Parent and its Subsidiaries, taken as a whole, (iv) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of any change of Law which does not have a disproportionate effect on the Parent and its Subsidiaries, taken as a whole, or (v) any event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of any changes in GAAP.

“Parent Retention Packages” shall have the meaning set forth in Section 12.9(b) hereof.

“Patents” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Per Unit Price” shall mean the quotient of (a) the Net Cash Consideration and (b) the sum of (i) the number of Units held by all Sellers and (ii) the number of Option Units that could have been purchased by the Option Holders had they exercised their Options immediately prior to the Closing.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Authority or any other Person, required for Company or its Subsidiaries to own the Assets or conduct Company’s business and its Subsidiaries’ businesses as are now being conducted.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable, and (c) Liens that do not interfere with the use of the properties or Assets by the Company or any Subsidiary and which do not impair the value of such properties or Assets, and (d) Liens as of the date hereof set forth on Schedule 3.9 hereof. If the Company has Knowledge of Liens described in subsection (c), they must be listed on Schedule 3.9 in order to qualify as Permitted Liens.

“Permitted Use” shall have the meaning set forth in Section 12.5 hereof.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, equity interests in or debt instruments of any Affiliate, and other tangible personal property which are owned or leased by Company or any of its Subsidiaries and used or useful in the conduct of Company’s business or any of its Subsidiaries’ businesses or the operations of Company’s business or any of its Subsidiaries’ businesses, including the Personal Property identified on Schedule 3.10.

“Post-Closing Downward Adjustment Amount” shall have the meaning set forth in Section 2.4 hereof.

“Preferred Repurchase Price” shall have the meaning set forth in Section 2.2(c)(i)(E) hereof.

“Preferred Units” shall have the meaning set forth in the Recitals to this Agreement.

“Prior Acquisition Entities” means those listed on Schedule PAE, which includes all of the entities that the Company has acquired through acquisition (whether by stock purchase, asset purchase, or otherwise).

“Property Warranties” means all of Company’s and its Subsidiaries’ rights under any manufacturers’, vendors’ or other warranties relating to the Assets.

“Protocare Divestitures” means Company’s divestiture of Protocare Sciences, Inc. to Cerner Corporation and Ingenix Pharmaceutical Services, Inc.

“Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Parties” shall have the meaning set forth in Section 11.1 hereof.

“Purchase Price Pro Rata Percentage” means a fraction (shown as a percentage), (a) the numerator of which is the amount of the Seller Payment received by a Seller or the amount of the Option Termination Payment received by an Option Holder, as applicable, and (b) the denominator of which is the total of all Seller Payments and Option Termination Payments received by all Sellers and Option Holders. For purposes of clarification, the Preferred Repurchase Price shall not be deemed to be a Seller Payment for purposes of determining any Purchase Price Pro Rata Percentage.

“Purchaser’s Representatives” shall have the meaning set forth in Section 6.5 hereof.

“Reasonable Best Efforts” means the commercially reasonable efforts that a prudent Person would use to achieve a result as expeditiously as reasonably possible.

“Reasonable Inquiry” means the investigation that a reasonably prudent manager (or applicable Person) would conduct to determine the accuracy of such matter.

“Regulations” means the United States treasury regulations promulgated under the Code.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) and direct and indirect controlling persons.

“Response Action Contractor” means a Person that holds a response action contract to provide professional architect/engineering services to the U.S. Environmental Protection Agency to support response planning and oversight of activities under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reorganization Act of 1986.

“Restricted Cash” means cash balances that the Company or its Subsidiaries are required to maintain pursuant to certain Contracts, which cash balances, as of April 30, 2007, are set forth on Schedule RC. All Restricted Cash is (or will be in the case of the Restricted Cash as of the Closing Date) subject to an offsetting liability. Schedule RC identifies the customer relationship pursuant to which the Company or one of its Subsidiaries maintains the Restricted Cash, the amount of the Restricted Cash related thereto, and whether such Restricted Cash is maintained in a segregated account.

“Retention Agreements” shall have the meaning set forth in Section 7.6 hereof.

“SCI” or “Sensitive Compartmented Information” means such term as defined in the Director of Central Intelligence Directive 1/19, Security Policy for Sensitive Compartmented Information and Security Policy Manual (effective March 1, 1995).

“SCI Documents” means such term as described in the Director of Central Intelligence Directive 1/19, Security Policy for Sensitive Compartmented Information and Security Policy Manual (effective March 1, 1995), as applied to documents containing Sensitive Compartmented Information for which Company is accountable.

“Section 409A Plan” shall have the meaning set forth in Section 3.19(k) hereof.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Closing Payment” shall have the meaning set forth in Section 2.2(c)(i) hereof.

“Seller Expenses” shall mean, to the extent remaining unpaid as of the Closing, the aggregate of (i) all fees and expenses payable by the Company or any of its Subsidiaries, or the Sellers, in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants plus (ii) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative and filing fees (including notary fees but excluding the filing fees required pursuant to the HSR Act which shall be paid by Parent), arising in connection with the consummation of the transaction contemplated by this Agreement and payable by the Company or any of its Subsidiaries, or the Sellers, plus (iii) the cost of a directors and officers liability insurance policy for the benefit of the directors and officers of the Company and its Subsidiaries prior to the Closing (the direct payees of which will be such directors and officers), plus (iv) the Employee Payment plus any Taxes (including employment and withholdings) due by the Company with respect to the Employee Payment, plus (v) any employment and withholding Taxes not withheld and paid pursuant to Section 2.2(c)(v) with respect to the Option Termination Payment, plus (vi) the Holzworth Holdings Payment, plus (vii) $500,000 to be paid to the Seller Representative and used by the Seller Representative to pay out-of-pocket expenses in performing the Seller Representative’s duties set forth herein.

“Seller Non-Competition Agreement” shall have the meaning set forth in Section 7.7 hereof.

“Seller Parties” shall have the meaning set forth in Section 11.2 hereof.

“Seller Payment” shall have the meaning set forth in Section 2.2(c)(iv) hereof.

“Seller Representative” shall have the meaning set forth in the Preamble to this Agreement and shall have the obligations and entitlements set forth in Section 25 hereof.

“Sellers Closing Payment Certificate” shall have the meaning set forth in Section 2.2(d) hereof.

“Software” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Special Items Indemnity Claims” shall have the meaning set forth in Section 11.3 hereof.

“Special Matter” shall have the meaning set forth in Section 7.12 hereof.

“Standard Employee NDAs” shall have the meaning set forth in Section 7.6 hereof.

“Statement Date” shall have the meaning set forth in Section 3.15(a) hereof.

“Statement Date Balance Sheet” shall have the meaning set forth in Section 3.15(a) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Subsidiary LLCs” means, with respect to Company, any Subsidiary that is a limited liability company.

“Surplus Cash” means (a) for the purposes of the Disclosure Schedules hereto, the cash balances, as of April 30, 2007, set forth on Schedule SC (which includes all cash other than (i) Restricted Cash and (ii) cash that has not yet been swept by the Company’s senior lenders but which such senior lenders would then have the right to sweep), and (b) as of the Closing Date shall mean the amount determined in good faith by the Company as of the Closing Date and set forth in the Final Certificate and Flow of Funds Memorandum (which good faith determination shall include all cash other than Restricted Cash and cash that has not yet been swept by the Company’s senior lenders but which such senior lenders would then have the right to sweep).

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract or arrangement.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents filed or required to be filed in connection with the determination, assessment or collection of Taxes (including any related or supporting schedules, statements or information filed therewith) of Company or any Affiliates of Company other than Sellers.

“Tax Sharing Agreements” shall have the meaning set forth in Section 3.17(g) hereof.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Tax Refund” means the tax refund in the amount of $615,482 related to built in gains tax matters in connection with the acquisition of United Information Systems, Inc., that the Company believes is currently due and owing to it.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

“Trust” shall have the meaning set forth in the Recitals to this Agreement.

“Units” shall have the meaning set forth in the Recitals to this Agreement.

“Upward Closing Adjustment Amount” shall have the meaning set forth in Section 2.1.

“Voting Units” shall have the meaning set forth in the Recitals to this Agreement.

1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires: (a) words of the masculine or neuter gender shall include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number shall each include, as applicable, the singular number or the plural number; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term; (e) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (g) except as otherwise indicated, all references in this Agreement to the underlined words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules and Exhibits to this Agreement. The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Disclosure Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

2. PURCHASE PRICE.

2.1 Purchase and Sale of the Company Equity and Purchase Price. At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase and accept from Sellers, the Company Equity. In full payment for the Company Equity, Purchaser shall pay at Closing, in the manner described in Section 2.2(c), (a) One Hundred Eighty-Five Million Dollars ($185,000,000), plus (b) Surplus Cash, plus (c) if applicable, the amount by which the Estimated Net Assets exceeds the Net Asset Collar (such amount, the “Upward Closing Adjustment Amount”), or minus (d) if applicable, the amount by which the Net Asset Collar exceeds Estimated Net Assets (such amount the “Downward Closing Adjustment Amount”) ((a) plus (b) plus (c) minus (d) being the “Closing Date Purchase Price” and the Closing Date Purchase Price as adjusted pursuant to the terms of this Agreement is referred to as the “Purchase Price”).

2.2 Closing and Payments at Closing.

(a) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight, 1600 Tysons Boulevard, Suite 700, McLean, VA 22102, commencing at 10:00 a.m. local time on the date that is two (2) Business Days following the satisfaction or the Purchaser’s or Parent’s waiver of the closing conditions set forth in

Section 7 and the satisfaction or the Company’s or Sellers’ waiver of the closing conditions set forth in Section 8 (such later date, the “Closing Date”). Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) Closing Deliverables. At the Closing, (i) Sellers will deliver to Purchaser or Parent the various certificates, instruments, and documents referred to in Section 9.1 below and (ii) Purchaser or Parent will deliver to the Sellers or the appropriate third parties the various certificates, instruments, and documents referred to in Section 9.2 below.

(c) Payments at Closing. At the Closing, Purchaser shall, by wire transfer of immediately available funds, pay the Closing Date Purchase Price as follows:

(i) pay the Indebtedness (after first applying the cash on hand at the Company or any of its Subsidiaries immediately prior to the Closing other than the Surplus Cash and Restricted Cash (i.e., only applying the cash that has not yet been swept by the Company’s senior lenders but which such senior lenders would then have the right to sweep on such date), toward the payment of such Indebtedness);

(ii) pay all amounts to the holders of the Preferred Units as required under Section 11.1(a) of the Operating Agreement (the “Preferred Repurchase Price”);

(iii) pay the Seller Expenses;

(iv) pay to each Seller an amount equal to the product of (A) the Per Unit Price multiplied by (B) the number of Units held by such Seller (each such payment, a “Seller Payment”), less (C) the Escrow Amount applicable to such Seller as described in Section 2.2(c)(vi) below less (D) the Earn-Out Escrow Amount applicable to such Seller as described in Section 2.2(c)(vii) below and less (E) the Net Asset Escrow Amount applicable to such Seller as described in Section 2.2(c)(viii) below. As of the date hereof, Schedule 2.2 sets forth with respect to each Seller, as if the Closing were to occur on the date hereof, its name, Seller Payment, Common Pro Rata Percentage, Purchase Price Pro Rata Percentage, contribution to the Escrow Amount, contribution to the Earn-Out Escrow Amount, and contribution to the Net Asset Escrow Amount. On the Closing Date, Schedule 2.2 will be updated by the Company and the Seller Representative and redelivered to the Purchaser to set forth with respect to each Seller, as of the Closing, its name, Seller Payment, Common Pro Rata Percentage, Purchase Price Pro Rata Percentage, contribution to the Escrow Amount, contribution to the Earn-Out Escrow Amount, and contribution to the Net Asset Escrow Amount;

(v) pay to the Company, with respect to each Option Holder, an amount equal to the difference between (A) the product of (x) the Per Unit Price and (y) the number of Units that could have been purchased by such Option Holder had they exercised the Options subject to the Option Amendment and Release Agreement entered into between the Company and such Option Holder (“Option Units”) and (B) the aggregate exercise price that would have been paid by such Option Holder had they exercised such Options and purchased such Option Units immediately prior to the Closing (each such payment, a “Option Termination Payment”), less (C) the Escrow Amount applicable to each such Option Holder as described in Section 2.2(c)(vii) below, less (D) the Earn-Out Escrow Amount applicable to each such Option Holder as described in Section 2.2(c)(vii) below and less (E) the Net Asset Escrow Amount applicable to each such Option Holder as described in Section 2.2(c)(viii) below. Each Option Termination Payment payable to the Company pursuant to this Section 2.2(c)(v) with respect to each Option Holder shall, at the Closing, be paid by the Company to such Option Holder, net of applicable withholding Taxes. All applicable withholding Taxes withheld from the Option Termination Payments shall be paid by the Company to the Internal Revenue Service when due. As of the date hereof, Schedule 2.2, sets forth with respect to each Option Holder, as if the Closing were to occur on the date hereof, his or her name, Option Units, Option Unit exercise price(s), Option Termination Payment, applicable withholding Taxes, Purchase Price Pro Rata Percentage, contribution to the Escrow Amount, contribution to the Earn-Out Escrow Amount, and contribution to the Net Asset Escrow Amount. On the Closing Date, Schedule 2.2, will be updated by the Company and the Seller Representative and redelivered to the Purchaser to set forth with respect to each Option Holder, as of the Closing, his or her name, Option Units, Option Unit exercise price(s), Option Termination Payment, applicable withholding Taxes, Purchase Price Pro Rata Percentage, contribution to the Escrow Amount, contribution to the Earn-Out Escrow Amount, and contribution to the Net Asset Escrow Amount; and

(vi) pay Ten Million Dollars ($10,000,000) of the Closing Date Purchase Price (the “Escrow Amount”) to an escrow account (the “Escrow Account”) to be established by Purchaser, Sellers and the Option Holders with SunTrust Bank (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). Each Seller and Option Holder shall, by virtue of the reduction in their Seller Payment or Option Termination Payment, as applicable, be deemed to have contributed a portion of such Escrow Account equal to the product of (A) the Escrow Amount and (B) the Purchase Price Pro Rata Percentage of such Seller or Option Holder, as applicable, as set forth on the Closing Date in Schedule 2.2;

(vii) pay Nine Million Three Hundred Ten Thousand Dollars ($9,310,000) of the Closing Date Purchase Price (the “Earn-Out Escrow Amount”) to an escrow account (the “Earn-Out Escrow Account”) to be established by Purchaser, Sellers and the Option Holders with the Escrow Agent pursuant to the Escrow Agreement. Each Seller and Option Holder shall, by virtue of the reduction in their Seller Payment or Option Termination Payment, as applicable, be deemed to have contributed a portion of such Earn-Out Escrow Account equal to the product of (A) the Earn-Out Escrow Amount and (B) the Purchase Price Pro Rata Percentage of such Seller or Option Holder, as applicable, as set forth on the Closing Date in Schedule 2.2;

(viii) pay Three Million Dollars ($3,000,000) of the Closing Date Purchase Price (the “Net Asset Escrow Amount”) to an escrow account (the “Net Asset Escrow Account”) to be established by Purchaser, Sellers and the Option Holders with the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement. Each Seller and Option Holder shall, by virtue of the reduction in their Seller Payment or Option Termination Payment, as applicable, be deemed to have contributed a portion of such Net Asset Escrow Account equal to the product of (A) the Net Asset Escrow Amount and (B) the Purchase Price Pro Rata Percentage of such Seller or Option Holder, as applicable, as set forth on the Closing Date in Schedule 2.2.

(d) Treatment of Payments. For United States federal and state income Tax purposes, the parties agree that (i) the payments under Section 2.2(c) shall be treated by the parties as occurring in the following sequential order: (A) first, the Purchaser shall be treated as loaning the Company the amounts necessary for the Company to pay the amounts under Section 2.2(c)(iii) and to pay to the Option Holders the amounts contemplated by Section 2.2(c)(v), (B) second, the Company shall be treated as paying the amounts set forth in Section 2.2(c)(v) to the Option Holders and paying the amounts set forth in Section 2.2(c)(iii), (C) third, the Purchaser shall be treated as acquiring the Preferred Units by making the payments therefor under Section 2.2(c)(ii), (D) fourth, the Purchaser shall be treated as acquiring the Units by making the payment to the Sellers contemplated by Section 2.2(c)(iv) and (E) fifth, the Purchaser shall be treated as making a capital contribution to the Company in the amounts necessary for the Company to pay the amounts under Section 2.2(c)(i) and the loans made by the Purchaser to the

Company under Section 2.2(d)(i)(A), (which shall be treated as having then been paid in full) and (ii) the Company will claim and pass through to the Sellers the compensation deduction for (A) the payments to the Option Holders and the fair market value of the portion of the Escrow Amount contributed by the Option Holders, (B) any Taxes (including employment and withholdings) due by the Company with respect to payments to Option Holders, (C) the Employee Payment, and (D) any Taxes (including employment and withholdings) due by the Company with respect to the Employee Payment in accordance with Section 83(h) of the Code and the Regulations promulgated thereunder, and (iii) the portion of the Escrow Amount contributed by the Sellers shall be treated by Sellers in accordance with the installment sale provisions of Section 453 of the Code. The parties further intend that for United States federal and state income Tax purposes that Purchaser shall treat all amounts paid or contributed to the capital of the Company as purchase price for the assets of the Company in accordance with Revenue Ruling 99-6. Neither Parent nor Purchaser provides any guarantee (and neither shall have any liability to any person receiving part of the Purchase Price) that the contemplated Tax treatment is correct or will be accepted by the IRS.

(e) Sellers Closing Payment Certificate. Not later than three (3), nor more than five (5) Business Days prior to the Closing Date, the Company and Seller Representative shall prepare and deliver to Purchaser or Parent a certificate signed by Company and Seller Representative certifying the Company’s and Sellers’ good faith estimate (including all calculations in reasonable detail) of: (i) the Net Assets as of June 30, 2007 (“Estimated Net Assets”), along with an estimated unaudited consolidated balance sheet of Company as of June 30, 2007 (“Estimated Closing Balance Sheet”), (ii) the amount that Surplus Cash will be on the Closing Date, (iii) the amount that Indebtedness will be on the Closing Date together with payoff letters from the Company’s lenders and the Subsidiaries’ lenders, if any, (iv) the amount that Seller Expenses will be on the Closing Date, (v) the Preferred Repurchase Price, (vi) the amount of the Option Termination Payments to be made to the Option Holders together with applicable withholding Taxes, and (vii) the amount of the Seller Payments to be made to the Sellers (such statement, the “Sellers Closing Payment Certificate”). These calculations shall be used in connection with the Purchaser’s payments described in Section 2.2(c). Such certificate shall also contain wire instructions for all of the forgoing payments (or instructions to pay certain amounts by check). As promptly as practicable but not later than one (1) Business Day prior to the Closing, Purchaser or Parent shall identify any adjustments that it believes in good faith are required to the Sellers Closing Payment Certificate delivered by Sellers. If Sellers dispute any such adjustments, Purchaser and Sellers shall use Reasonable Best Efforts to resolve such dispute, after which Sellers shall re-deliver to Purchaser or Parent the certificate with such adjustments as the parties have agreed are appropriate. If such a dispute cannot be resolved, either Seller Representative or Parent can agree to proceed to the Closing despite such dispute, use the applicable information sought by the other in the Final Certificate and Flow of Funds Memorandum, and note the applicable items in dispute on the Final Certificate and Flow of Funds Memorandum, so that such dispute may be resolved pursuant to Section 2.3. The form of certificate finally delivered pursuant to this Section 2.2(e) and acceptable to the Purchaser and the Sellers is referred to herein as the “Final Certificate and Flow of Funds Memorandum.”

2.3 Determination of Actual Net Assets and Actual Surplus Cash. Within sixty (60) days after the Closing Date, Purchaser will prepare and deliver to Seller Representative a certificate, signed by Purchaser, certifying Purchaser’s good faith determination of the Actual Net Assets and Actual Surplus Cash as of the Closing Date, and identifying any adjustments to the Purchase Price as a result of such amounts being greater or less than the amount of Estimated Net Assets and Surplus Cash set forth on the Final Certificate and Flow of Funds Memorandum. If Seller Representative does not object to Purchaser’s certificate within thirty (30) days after receipt, or accepts such certificate during such thirty (30) day period, the Purchase Price shall be adjusted as set forth in Purchaser’s certificate, and payment made in accordance with Section 2.4. If Seller Representative objects to the Purchaser’s certificate, Seller Representative shall notify Purchaser in writing of such objection within thirty (30) days after Seller

Representative’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection). During such thirty (30) day period, Purchaser shall permit Seller Representative access to such work papers relating to the preparation of Purchaser’s certificate, as may be reasonably necessary to permit Seller Representative to review in detail the manner in which Purchaser’s certificate was prepared. Purchaser and Sellers shall thereafter negotiate in good faith to resolve any such objections. If Purchaser and Seller Representative are unable to resolve all of such differences within twenty (20) calendar days of Purchaser’s receipt of Seller Representative’s objections, the parties shall resolve the dispute by way of the Dispute Resolution Procedure.

2.4 Adjustments to Purchase Price.

(a) The Net Asset amount determined in accordance with Section 2.3 (the “Actual Net Assets”) shall be used to calculate the following post-Closing adjustment to the Purchase Price. If the Actual Net Assets exceeds the Net Asset Collar, then Purchaser shall pay Sellers and Option Holders an amount equal to such excess (minus any Upward Closing Adjustment Amount or plus any Downward Closing Adjustment Amount, as applicable) in accordance with instructions received from Seller Representative. If the Net Asset Collar exceeds the Actual Net Assets, then:

(i) the Seller Representative agrees to execute such documentation necessary to instruct the Escrow Agent to pay Purchaser an amount equal to such deficiency (plus any Upward Closing Adjustment Amount or minus any Downward Closing Adjustment Amount, as applicable) from the Net Assets Escrow Account (such deficiency, the “Post-Closing Downward Adjustment Amount”), and

(ii) if the Post-Closing Downward Adjustment Amount is greater then the amount in the Net Assets Escrow Account, the Seller Representative agrees to execute such documentation necessary to instruct the Escrow Agent to pay Purchaser an amount equal to such deficiency from the Escrow Account, provided that after $1 million has been distributed from the Escrow Account, any additional shortfall greater than the amount of the Net Assets Escrow Account plus $1 million shall be paid, at the option of the Purchaser, directly from the Sellers pursuant to their Common Pro Rata Percentages or from the Escrow Account.

(b) The Surplus Cash amount determined in accordance with Section 2.3 (the “Actual Surplus Cash”) shall be used to calculate the following post-Closing adjustment to the Purchase Price. If the Actual Surplus Cash exceeds the Surplus Cash, then Purchaser shall pay Sellers and Option Holders an amount equal to such excess in accordance with instructions received from Seller Representative. If the Surplus Cash exceeds the Actual Surplus Cash, then:

(i) the Seller Representative agrees to execute such documentation necessary to instruct the Escrow Agent to pay Purchaser an amount equal to such deficiency from the Net Assets Escrow Account, and

(ii) if the amount of such deficiency (together with the Post-Closing Downward Adjustment Amount) is greater then the amount in the Net Assets Escrow Account, the Seller Representative agrees to execute such documentation necessary to instruct the Escrow Agent to pay Purchaser an amount equal to such deficiency from the Escrow Account, provided that after $1 million has been distributed from the Escrow Account, any additional shortfall greater than the amount of the Net Assets Escrow Account plus $1 million shall be paid, at the option of the Purchaser, directly from the Sellers pursuant to their Common Pro Rata Percentages or from the Escrow Account.

All payments to be made pursuant to this Section 2.4 shall be made by check or by wire transfer of immediately available funds within three (3) Business Days after the date on which Actual Net Assets and Actual Surplus Cash are finally determined pursuant to Section 2.3. To the extent that not all of the funds from the Net Asset Escrow Account are released to the Purchaser pursuant to this Section 2.4, Purchaser agrees to promptly sign and deliver to the Escrow Agent instructions to release the remaining funds from the Net Asset Escrow Account to Sellers and Option Holders in accordance with instructions received from Seller Representative.

2.5 Bonus Payments On or Before Closing. Company shall pay, on or before the Closing, any severance or bonus payments required to be paid to employees for employees who cease their employment as of or prior to Closing.

2.6 Form of Payments. Except as expressly provided herein, all payments hereunder shall be made by delivery to the recipient by depositing, by check or wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account shall be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment.

2.7 Allocation. The allocation of assets shall be determined consistent with applicable IRS regulations and subject to the involvement of an independent, reputable valuation or accounting firm selected by the Parent. Each of Parent and Seller Representative shall be provided with reasonable access to such valuation or accounting firm in order to provide input for the preparation of such allocation. The Parent shall provide a copy of the final allocation, as determined by such valuation or accounting firm and used in connection with Parent’s applicable Form 8594 that is filed for the taxable year that includes the Closing Date. If Seller Representative agrees with such allocation, Seller Representative shall notify Parent in writing of such agreement; provided that for the avoidance of doubt, if Seller Representative does not agree with such allocation, such disagreement shall not limit in any way any tax position taken by Parent.

2.8 Payment of Tax Refund. If the Company receives all or part of the Tax Refund within eighteen (18) months after the Closing and the Purchaser determines in good faith that there is no reasonable legal basis for any Taxing Authority to require the return of such Tax Refund, the Purchaser hereby agrees to pay the amount of the Tax Refund actually received by the Company to the Sellers and Option Holders as additional Purchase Price. Such payment will be made by Purchaser by check to the Sellers and Option Holders within fifteen (15) Business Days after receipt of the applicable Tax Refund by the Company, and otherwise in a manner consistent with other payments to Sellers and Option Holders under this Agreement. The Purchaser shall not be required to pay any amounts that are interest on the Tax Refund to the Sellers and Option Holders. For the avoidance of doubt, Purchaser shall be under not duty to take any actions to collect the Tax Refund.

3. REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Purchaser and Parent the following matters. For purposes of Sections 3.6 through and including 3.14, Sections 3.16 through and including 3.30 and Sections 3.32 through and including 3.40 (including all definitions referenced therein), the term “Company” shall also be deemed to include any Person that is a direct or indirect Subsidiary of the Company. If an item listed in the Disclosure Schedules is listed in reference to any Subsidiary, the applicable Disclosure Schedule shall reference the applicable Subsidiary. These representations and warranties, and the information in the Disclosure Schedules referenced therein, are current as of the date of this Agreement except to the extent that a representation, warranty or Disclosure Schedule expressly states that such representation or warranty, or information in such Disclosure Schedule, is current only as of an earlier date. Purchaser and Parent acknowledge and agree that: (i) certain agreements and other matters are listed in the Disclosure Schedules for informational purposes only, as they do not rise above applicable materiality thresholds or their disclosure is not otherwise required under the terms of this Agreement (items that are not required to be disclosed but are disclosed, the “Informational Disclosures”), (ii) in no event shall the Informational Disclosures be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of any of the representations and warranties, (iii) disclosures made for the purpose of any section or sections of the Disclosure Schedules shall be deemed made for the purpose of all sections so long as the applicability to the other sections(s) is reasonably apparent on the face of disclosure and (iv) such headings shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement.

3.1 Organization.

(a) Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation/formation, and is qualified or registered to do business and in good standing (or the state, foreign or other jurisdictional equivalent) in each jurisdiction in which the nature of its business or operations would require such qualification or registration except where the failure to be qualified or registered would not cause a Material Adverse Effect. The Company is qualified or registered to do business in each jurisdiction listed on Schedule 3.1(a). The address of Company’s principal office and all of Company’s additional places of business are listed on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), during the past five (5) years, Company has not been known by or used any corporate/company, fictitious or other name in the conduct of Company’s business or in connection with the use or operation of the Assets. Schedule 3.1(a) lists all current managers and corporate officers of Company.

(b) Each of the Subsidiaries is listed on Schedule 3.1(b). Each of the Subsidiaries is a corporation, limited liability company or other Person duly incorporated/formed, validly existing and in good standing (or the state, foreign or other jurisdictional equivalent) under the Laws of the jurisdiction of its incorporation/formation, and is qualified or registered to do business and in good standing (or the state, foreign or other jurisdictional equivalent) in each jurisdiction in which the nature of its business or operations would require such qualification or registration except where the failure to be qualified or registered would not cause a Material Adverse Effect. Each of the Subsidiaries is qualified or registered to do business and is in good standing (or the state, foreign or other jurisdictional equivalent) in each jurisdiction listed on Schedule 3.1(b). Each such Subsidiary has full power and authority to own, lease and operate its property and to carry on its business as now conducted. The address of each such Subsidiary’s principal office and all of its additional places of business are listed on Schedule 3.1(b). Except as set forth on Schedule 3.1(b), during the past five (5) years, no such Subsidiary has been known by or used any corporate/company, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets. Schedule 3.1(b) lists all current directors/managers and corporate officers of each such Subsidiary. The chart attached to Schedule 3.1(b) also sets forth the country of foreign registration or qualification, the registered or qualified name of the Subsidiary in said country, the legal name of the Subsidiary, and the effective date of such foreign registration or qualification. No such Subsidiary is subject to any material liability for the use of any name other than its legal name.

3.2 Authorization; Documentation.

(a) Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Company, and Company’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of Company.

(b) The copies of the Articles of Organization of Company and all amendments thereto, as certified by the State of North Carolina, and the Operating Agreement, as certified by its secretary, copies of which have heretofore been delivered to Purchaser, are true, complete and correct copies of the Articles of Organization of Company and Operating Agreement, as amended through and in effect on the date hereof and as of the Closing Date. The minute books and records of the proceedings of Company, copies of which have been delivered to Purchaser and originals of which will be delivered to Purchaser on the Closing Date are true, correct and complete.

(c) The copies of the Articles of Incorporation/Formation of each Subsidiary (or equivalent organizational documents for foreign jurisdictions, if applicable) and all amendments thereto, as certified by its jurisdiction of incorporation/formation, and the Bylaws and/or Operating Agreement of each such Subsidiary (or equivalent organizational documents for foreign jurisdictions, if applicable), as amended to date and certified by its secretary, copies of which have heretofore been delivered to Purchaser, are true, complete and correct copies of the Articles of Incorporation/Formation and Bylaws and/or Operating Agreement (or the foreign equivalents) of such Subsidiary, as amended through and in effect on the date hereof and as of the Closing Date. To the Knowledge of Company, the minute books and records of the proceedings of each such Subsidiary, copies of which have been delivered to Purchaser and originals of which will be delivered to Purchaser on the Closing Date are true, correct and complete in all material respects. There have been no changes, alterations or additions to such minute books and records of the proceedings of any such Subsidiary on or prior to the Closing Date that have not been furnished to Purchaser’s counsel.

3.3 Title. Except as set forth on Schedule 3.3, the Company or one of its Subsidiaries own good, valid and marketable title to all of the equity interests in the Subsidiaries, free and clear of any and all Liens (including any spousal interests (community or otherwise)). The payments listed on Schedule EO are the only payments, contingent or otherwise, that the Company is required to make after the date hereof in connection with the acquisition of the Prior Acquisition Entities.

3.4 Capitalization.

(a) The authorized equity securities of Company consists of 146,475,222 membership units, designated as 15,750,000 Nonvoting Units, 104,725,222 Voting Units, and 26,000,000 Preferred Units. Schedule 2.2 sets forth, as of the date hereof, all of the issued and outstanding Company Equity and the owners of record of such securities. The updated Schedule 2.2 redelivered pursuant to Section 2.2(c) sets forth, as of the Closing Date, all of the issued and outstanding Company Equity and the owners of record of such securities. The Company Equity to be delivered by Sellers to Purchaser at Closing will constitute all outstanding equity securities of Company. The Company Equity (i) has been duly and validly issued; (ii) is fully paid and nonassessable; (iii) is held beneficially and of record by Sellers; and (iv) was not issued in violation of any preemptive rights or rights of first refusal or first offer. Except as set forth on Schedule 3.4(a), there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Company, nor are there any voting trusts, proxies, equity holder agreements or any other agreements or understandings with respect to the voting of the Company Equity. On December 31, 2004, the Company terminated its Equity Appreciation Plan, and the Company has no liability or further obligations of any kind under such plan other than pursuant to the Option Amendment and Release Agreements. Other than the Option Amendment and Release Agreements and the Options set forth on Schedule 2.2, there are no outstanding Options, or preemptive rights or rights of first refusal or first offer, nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which Company or any Seller is a party or by which Company or any Seller is bound relating to any of the Company Equity or any other equity securities of Company, whether or not outstanding. All of the Company Equity and other securities issued by the Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

(b) Schedule 3.4(b) sets forth, as of the date hereof, all of the issued and outstanding equity securities for each Subsidiary and the owners of record of such equity securities. All such equity securities (i) have been duly and validly issued; (ii) are fully paid and nonassessable; (iii) are held beneficially and of record as set forth on Schedule 3.4(b); and (iv) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any such Subsidiary, nor are there any voting trusts, proxies, equity holder agreements or any other agreements or understandings with respect to the voting of such equity securities. Except as set forth on Schedule 3.4(b), there are no options, warrants or other rights to subscribe for or purchase any equity interests of any such Subsidiary or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of any such Subsidiary, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which such Subsidiary is a party or by which it is bound relating to any of its equity securities, whether or not outstanding. All of the equity securities of the Subsidiaries have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

(c) Set forth on Schedule 2.2 is a full, complete and accurate ledger of all Options, which lists, with respect to each Option, the name of the Option holder, the number of Non-Voting Units subject thereto and the aggregate exercise price. Each Option was issued with an exercise price equal to the fair market value of the securities into which such Option was exchangeable, as determined in good faith by the Company’s Board of Managers at the time of each such issuance. Each outstanding Option has either, terminated, expired, been exercised or been made subject to an Option Amendment and Release Agreement, and each such Option Amendment and Release Agreement, pursuant to its terms, remains in full force and effect through the Closing. To the extent that the Company or its Subsidiaries repurchased any of its securities (including without limitation Options) it did so in accordance with all applicable Laws and disclosure obligations.

(d) Set forth on Schedule 3.4(d) is a complete and accurate list of the capital accounts of each member of the Company under the Operating Agreement. The Company has made all distributions that it was required to make under the Operating Agreement. In addition, whether or not such distributions were required by the Operating Agreement, the Company has made all of the specified distributions listed in Section 4.2(a) of the Operating Agreement. The Preferred Repurchase Price constitutes all of the consideration due to the holders of Preferred Units under Section 11.1(a) of the Operating Agreement, or otherwise, with respect to their Preferred Units.

3.5 Binding Agreement. This Agreement has been duly executed and delivered by Company, and constitutes the legal, valid and binding agreement of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Company of each other Transaction Document to which Company is, or is specified to be, a party, such Transaction Document will be duly and validly executed and delivered to Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.6 No Breach. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company do not and will not (A) violate or conflict with Company’s Articles of Organization or Operating Agreement or any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree, judgment or order (collectively, “Laws”) of any Governmental Authority to which Company, the Company Equity or the Assets are subject, or by which Company, the Company Equity or Assets may be bound, (B) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Company is a party or by which Company, the Company Equity or the Assets may be bound, (C) result in the imposition of a Lien on the Company Equity or the Assets (other than any Lien imposed by Parent or Purchaser) or (D) except for the requirements of the HSR Act and any applicable foreign antitrust Laws, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party.

3.7 Permits. Company owns or possesses all right, title and interest in all material Permits required to own the Assets and conduct Company’s business as now being conducted and as presently proposed to be conducted. All Permits of Company are listed on Schedule 3.7 and are valid and in full force and effect. No loss or expiration of any Permit is pending or, to the Knowledge of Company, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.8 Compliance With Laws. Except as set forth in Schedule 3.8, Company has complied with all material Laws of any Governmental Authority applicable to Company, its business, the Company Equity, and the Assets. Specifically, but without limitation, Company has, in the conduct of Company’s business, complied with all material Laws relating to the employment of labor, including those concerning wages, hours, safety and health, work authorization, equal employment opportunity, immigration, employee privacy, pension and welfare benefit plans (including the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”)), and the payment and withholding of income taxes, unemployment compensation, worker’s compensation, and right to know and social security contributions and similar taxes, and Company is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

3.9 Title to and Sufficiency of Assets. Except as set forth on Schedule 3.9, Company has good and marketable title to all of the Assets (excluding Intellectual Property which is addressed in Section 3.12 hereof), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties that are used in the operation of Company’s business as it is now conducted or that are used or held by Company for use in the operation of Company’s business. Except as set forth on Schedule 3.9, immediately following the Closing, all of the Assets will be owned, leased or available for use by Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, Company owns, leases, uses or holds available for use such Assets.

3.10 Condition of Personal Property. All items of Personal Property of the Company with a value greater than $1,000 are set forth on Schedule 3.10. Except as set forth in Schedule 3.10, all items of Personal Property with a value greater than $500 individually used or useful in the operation of Company’s business, are in satisfactory operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use.

3.11 Accounts Receivable. All accounts receivable of Company shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business and are valid receivables net of reserves shown thereon. All billed and unbilled accounts receivable of the Company as of April 30, 2007 are set forth on Schedule 3.11. All accounts receivable of the Company prior to the date hereof and listed on the Estimated Closing Balance

Sheet (in each case whether billed or unbilled): (i) are subject to no setoffs or counterclaims and (ii) have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Company (net of reserves).

3.12 Intellectual Property.

(a) Disclosure.

(i) Schedule 3.12(a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by Company or otherwise used or held for use by Company, specifying as to each item, as applicable: (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates.

(ii) Schedule 3.12(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $2,500 or less which are not required to be listed, although such licenses shall be “IP Licenses” as that term is used herein) under which Company is a licensee or otherwise is authorized to use or practice any third party’s intellectual property, and for each such IP License, describes (A) the applicable intellectual property licensed, sublicensed or used and (B) the scope of such licenses, sublicenses and other agreements or permissions granted.

(b) Ownership. Except as set forth on Schedule 3.12(b), the Company owns, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property.

(c) Licenses. Company has a valid and enforceable license to use all third party intellectual property that is the subject of the IP Licenses. The IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate Company as presently conducted. Company has substantially performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor to the Knowledge of Company is another party thereto, in material breach or default thereunder in any respect, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d) Registrations. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to the Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(e) Claims.

(i) No claim or action is pending or, to the Knowledge of Company, threatened and Company has no Knowledge of any basis for any claim that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property, and no item of Intellectual Property is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof.

(ii) Neither Company nor any Seller has received any notice that it has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice alleging any such infringement or violation, or has Knowledge of any basis for any such claim.

(iii) To the Knowledge of Company, no third party is infringing upon or otherwise violating any Intellectual Property.

(iv) The Company’s products have been marked as required by the applicable Patent statute and Company has given the public notice of its Copyrights and notice of its Trademarks as required by the applicable Trademark and Copyright statutes.

(f) No Infringement of Intellectual Property of Others. None of the Intellectual Property, products or services owned, developed, provided, sold or licensed by Company infringe upon or otherwise violate any intellectual property rights of any third party. To the Knowledge of Company, none of the Intellectual Property, products or services used by or licensed to the Company by any Person infringe upon or otherwise violate any intellectual property rights of any third party.

(g) Administration and Enforcement. Company has taken all commercially reasonable actions to maintain and protect the Intellectual Property.

(h) Software. All Software owned by Company (as opposed to licensed by the Company) is described in Schedule 3.12(h). Except as set forth on Schedule 3.12(h), (i) such Software is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) to the Knowledge of Company, Company has the most current copy or release of the Software so that the same may be subject to registration in the United States Copyright Office; (iii) the Software includes all information sufficient to use such Software in the conduct of the business or operations of Company as of the date of this Agreement; (iv) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any third party; and (v) (A) to the extent that the Software was developed by or for the Company, the Software is free from any material defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and performs in general conformance with its documentation as respects the functionality and purposes for which such Software is currently used by Company and (B) to the extent that the Software was not developed by or for the Company, to the Knowledge of Company, the Software is free from any material defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and performs in general conformance with its documentation as respects the functionality and purposes for which such Software is currently used by Company.

(i) Trade Secrets. Except as disclosed on Schedule 3.12(i) or as required pursuant to the filing of any Patent application, regarding Company’s Trade Secrets: (i) Company has taken commercially reasonable actions to protect such Trade Secrets from unauthorized use or disclosure; (ii) to the Knowledge of Company, there has not been an unauthorized use or disclosure of such Trade Secrets; (iii) Company has the sole and exclusive right to bring actions for infringement or unauthorized use of such Trade Secrets; (iv) none of such Trade Secrets infringes upon or otherwise violates valid and enforceable intellectual property or trade secrets of others; and (v) Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will it be, in violation of any agreement relating to such Trade Secrets.

(j) Employees, Consultants and Other Persons. As of the date hereof, each present or past employee, officer, consultant or any other Person who developed any part of any Intellectual Property, either: (i) is a party to an agreement that conveys or obligates such person to convey to Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company; (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of Company is a party to a “work made for hire” agreement pursuant to which Company is deemed to be the original owner/author of all proprietary rights in such material; or (iii) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, Company. Company has provided Purchaser true and complete copies of all written Contracts referenced in subsections (i) and (ii) above. Schedule 3.12(j) identifies (1) each Company employee or independent contractor that has executed such a Contract and the form of Contract executed by such Person and (2) each Company employee or independent contractor that has not executed such a Contract.

(k) Employee Breaches. To the Knowledge of Company, no employee of Company has transferred Intellectual Property or confidential or proprietary information to Company or to any third party in violation of any Law or any term of any employment agreement, Patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with Company or any prior employer.

(l) Related Parties; etc. Company does not use any Intellectual Property owned by any director, officer, employee or consultant of Company. At no time during the conception or reduction to practice of any of the Intellectual Property owned by Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other contract with any Person that could adversely affect the rights of Company to any Intellectual Property.

(m) Transfer. Except to the extent caused by Contracts or obligations of the Parent or the Purchaser, the execution by Company and Sellers of this Agreement will not result in the loss or impairment of the rights of Company to own or use any of the Intellectual Property, and Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will it be, in violation of any IP License.

(n) Open Source. Schedule 3.12(n) sets forth all software that is distributed as “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License) used by the Company in connection with the Orien software (“Open Source Materials”). Schedule 3.12(n) describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by the Company.

3.13 Contracts.

(a) Schedule 3.13(a) attached hereto contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party or by which any of its properties or assets are bound (provided that for the purposes of this Section 3.13, except as set forth in the last sentence of this Section 3.13(a), the term Contracts shall not include Leases and Government Contracts, so long as those Leases and Government Contracts are disclosed on Schedule 3.22(a) or Schedule 3.33(a)(i), respectively):

(i) any Contract which involved (A) expenditures of more than $25,000 or receipts of more than $50,000 by Company (other than Contracts which do not require payments or yield receipts) in the calendar year ending December 31, 2006 or (B) expenditures of more than $25,000 or receipts of more than $50,000 by Company (other than Contracts which do not require payments or yield receipts) for the period from January 1, 2007 to April 30, 2007 calculated on an annualized basis (i.e., multiplying by 3);

(ii) any Contract containing a covenant or covenants which purport to limit the Company’s ability or right to engage in a any lawful business activity or to compete with any Person (including all covenants that limit non-competition or the non-solicitation by the Company of customers, but excluding covenants that limit the non-solicitation by the Company of employees);

(iii) any Contract with any of its officers, directors, employees or Affiliates, not otherwise listed on Schedule 3.24 or Schedule 3.27(a) or (b) hereto, including all non-competition, severance, and indemnification agreements;

(iv) any agreement presently in effect for the license of any patent, copyright, trade secret or other proprietary information agreements involving the payment by or to the Company in excess of $5,000 per year;

(v) any power of attorney;

(vi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $5,000, not otherwise described in this Section 3.13(a);

(vii) all Contracts executed in connection with the acquisitions of each Prior Acquisition Entity that were acquired over the previous five (5) years; and

(viii) any loan agreement, agreement of indebtedness, note, security agreement, guarantee or other document pursuant to or in connection with the Company’s receipt or extension of credit for money borrowed in excess of $5,000.

If any of the Contracts listed on Schedule 3.13(a) are responsive to Sections 3.13(a)(ii), (a)(iii), (a)(v), (a)(vii) or (a)(viii), the applicability is specifically noted on Schedule 3.13(a). If any of the Contracts listed on Schedule 3.33(a)(i) are responsive to Section 3.13(a)(ii), the applicability is specifically noted on Schedule 3.13(a).

(b) All of Company’s oral Contracts that are responsive to the categories listed above are identified in the Disclosure Schedules, other than those oral Contracts which may be terminated at any time without any requirement that the Company make any payments thereunder except in connection with products purchased or services rendered prior to the date of termination. All of the revenue received by the Company (other than by its Prior Acquisition Entities) over the past five (5) years was received pursuant to written Contracts. To the Knowledge of the Company, all of the revenue received by the Prior Acquisition Entities over the past five (5) years was received pursuant to written Contracts. The Company has all of the Contracts it needs (or can obtain such written Contracts without material expenditure and in the Ordinary Course of Business) so that all of the revenue it receives between June 30, 2006 and December 31, 2007 will be pursuant to written Contracts.

(c) All of the Contracts listed on Schedule 3.13(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no breach, default or violation on the part of Company or, to the Knowledge of Company, on the part of any other party to any such Contract nor has Company received notice of any breach, default or violation. Except as expressly identified on Schedule 3.13(c), (i) Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect Company and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts on the same terms applicable to such Contracts as of the date hereof. Company has not waived any rights under any such Contract. To the Knowledge of Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract (other than Company) to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any such Contract.

3.14 Litigation. Except as described on Schedule 3.14, there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule or order or investigation of any nature pending, rendered since January 1, 2001, or, to the Knowledge of Company, threatened by or against Company, its directors, managers, officers or equity holders (provided that any litigation involving the directors, managers, officers or equity holders of Company must be related to Company’s business, the Company Equity or the Assets), Company’s business, the Company Equity or the Assets. Except as described on Schedule 3.14, Company has made no claim(s) related to the acquisition of the Prior Acquisition Entities over the past five (5) years including, but not limited to, any claim by Company against any prior equity holder of any Prior Acquisition Entity. To the Knowledge of Company, there exists no basis for any litigation, proceeding (arbitral or otherwise), claim, action or suit related to the acquisition of the Prior Acquisition Entities including, but not limited to, claims by Company against any prior equity holder of any Prior Acquisition Entity. The items listed on Schedule 3.14 will not have, either individually or in the aggregate, a Material Adverse Effect on Company. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Company, the Company Equity, Company’s business or the Assets.

3.15 Financial Statements; Controls.

(a) Attached to Schedule 3.15(a) are true, correct and complete copies of (i) the consolidated audited balance sheet, income statement and statement of cash flows of Company as of and for each of the years ended December 31, 2004, December 31, 2005 and December 31, 2006 (including any related notes and schedules), (ii) the consolidated and consolidating unaudited balance sheet and income statement of the Company as of March 31, 2007 and for the three (3) month period then ended and (iii) the consolidated and consolidating unaudited balance sheet (the “Statement Date Balance Sheet”) and income statement of the Company as of April 30, 2007 (the “Statement Date”) and for the four (4) month period then ended. Except as set forth on Schedule 3.15(a), attached to Schedule 3.15 are true, correct and complete copies of the consolidated audited balance sheet, income statement and statement of cash flows of each Prior Acquisition Entity that was acquired since January 1, 2005 as of and for each of the years ended December 31, 2004, December 31, 2005 and December 31, 2006; provided, that (A) if any Prior Acquisition Entity was a Subsidiary of the Company during the entire year ended December 31, 2003, December 31, 2004 or December 31, 2005, no such financial statements with respect to such Prior Acquisition Entity need to be separately attached for such year(s) it was a Subsidiary for the entire year and (B) for the year that the Prior Acquisition Entity became a Subsidiary of the Company, only the partial year financial statements (for the period it was not a Subsidiary) are attached to Schedule 3.15 (such financial statements, together with the items referenced in subsections (a)(i), (a)(ii) and (a)(iii), collectively, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with the books and records of Company and its Subsidiaries, are true, correct and complete in all material respects, and present fairly in all material respects the financial condition and the results of operations of Company and/or its Subsidiaries as of the respective dates thereof. Except as set forth on Schedule 3.15(b), the Financial Statements have been prepared in accordance with GAAP (or its foreign equivalent), consistently applied throughout and among the periods indicated (provided that the unaudited statements do not contain footnotes required by GAAP).

(c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) the Company maintains no off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iv) access to the assets of the Company is permitted only in accordance with management’s authorization; (v) the reporting of assets of the Company is compared with existing assets at regular intervals; and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(d) The Tax Refund is not an asset pursuant to or otherwise reflected in the Financial Statements.

3.16 Liabilities. Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due, except (a) liabilities that are accrued and reflected on the unaudited balance sheet and statement of income of Company as of and for the period ended on the Statement Date, (b) liabilities that are listed on Schedule 3.16 to this Agreement, (c) liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract) since the Statement Date and which are less than $50,000 in the aggregate other than in connection with payroll and payments to suppliers in the Ordinary Course of Business, or (d) obligations to be performed after the date hereof under any Contracts which are disclosed, or are not required to be disclosed because of the amount involved, the term, or otherwise, on Schedule 3.13(a), Schedule 3.22(a) or Schedule 3.33(a)(i) (in each case, other than liabilities for breach of any Contract). The Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person, other than its Subsidiaries. No Seller has any claim or action against Company (other than a claim for compensation or reimbursement of expenses due in the Ordinary Course of Business to the extent that such amount is reflected on the Estimated Closing Balance Sheet). Except as set forth in Schedule 3.16, the Company has no remaining liabilities in connection with the Protocare Divestitures.

3.17 Tax Matters.

(a) Except as set forth on Schedule 3.17(a), (i) all Tax Returns required to have been filed by the Company have been properly prepared and timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) the Company has paid or withheld (or caused to be paid or withheld) all Taxes whether or not shown on any Tax Return; and (iv) no claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(b) The Company has fully and timely paid (or properly accrued) Taxes required to have been paid or accrued, as applicable, by Company for all taxable periods through the date hereof (and with respect to the certificate required by Section 9.1(d) through and including the Closing Date), except for such Taxes, if any, as are being contested in good faith.

(c) Company has given to Purchaser true, correct and complete copies of all income Tax Returns filed by the Company on or after December 31, 2002, examination reports and statements of deficiencies issued by any Taxing Authority with respect to any of Company’s past four (4) years.

(d) Except as set forth on Schedule 3.17(d), Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(e) None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

(f) Except as set forth on Schedule 3.17(f), the Company and each Affiliate of Company is not now and has not at any time been a member of any Affiliated Group required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing other Tax Returns on a consolidated, combined or unitary group basis.

(g) Except as set forth on Schedule 3.17(g), except for the Operating Agreement, Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement (collectively, “Tax Sharing Agreements”, and does not have, by contract or otherwise, any liability for Taxes of any Person as a transferee or successor.

(h) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by Company for any taxable period and no written or other request for any such waiver or extension is currently pending.

(i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of Company which would have binding effect on Company for any taxable year ending after the Closing Date.

(j)(i) No audit or other proceeding by any Governmental Authority is pending or threatened with respect to any Taxes due from Company, (ii) Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from Company, (iii) to the Knowledge of Company, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Taxing Authority with any employee or representative of the Company, and (iv) all deficiencies for Taxes asserted or assessed against Company have been fully and timely paid, or otherwise settled with the relevant Taxing Authority, or are properly reflected in the Financial Statements.

(k) Company has not made a change in method of accounting and has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require Company to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Taxing Authority requesting permission for any such change in any accounting method of the Company and no Governmental Authority has proposed in writing any such adjustment or change in accounting method and, to the Knowledge of Company, there has been no oral proposal based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Company.

(l) Company has withheld from its employees, independent contractors, creditors, equity holders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. Except as set forth in Schedule 3.17(l), Company is not, nor has it received any notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.

(m) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company by reason of Section 280G of the Code.

(n) Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified Section 897(c)(1)(A)(ii) of the Code.

(o) There are no Liens for Taxes upon the assets or properties of Company, except for statutory Liens for current Taxes not yet due, and Company has no Knowledge of any claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets or properties of Company.

(p) Except as set forth on Schedule 3.17(p), Company has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law.

(q) No property owned by Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(r) Company does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(s) Any adjustment of Taxes of Company made by a Taxing Authority, which is required to be reported to another Taxing Authority, has been so reported.

(t) Except as set forth on Schedule 3.17(t), the unpaid Taxes of Company did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing their Tax Returns.

(u) Except as set forth on Schedule 3.17(u), Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of an open transaction disposition made on or prior to the Closing Date, or received a prepaid amount received on or prior to the Closing Date.

(v) Company has not distributed equity securities of another Person, or has had its equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(w) None of the Subsidiary LLCs have elected on IRS Form 8832 to be classified as corporations for U.S. federal income tax purposes.

(x) The Company is a State of North Carolina limited liability company that is classified as a partnership for U.S. federal income tax purposes.

3.18 Insolvency Proceedings. None of the Company, any of the Sellers, any of the Company Equity or the Assets is the subject of any pending, rendered or, to the Knowledge of Company, threatened insolvency proceedings of any character. Neither the Company nor any of the Sellers has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Neither Company nor any of the Sellers is insolvent and none will become insolvent as a result of entering into this Agreement.

3.19 Employee Benefit Plans; ERISA.

(a) Set forth on Schedule 3.19(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including (i) each “employee benefit plan” as such term is defined under ERISA and (ii) each of the foregoing governed by all applicable foreign Laws (whether foreign Laws are applicable due to the location or residence of the covered employee or otherwise), in each case maintained or contributed to or required to be contributed to by Company for the benefit of any employee or terminated employee of Company, or with respect to which Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (collectively, the “Benefit Plans” and those Benefit Plans to which foreign Laws govern or apply, “Foreign Plans”).

(b) Except as set forth on Schedule 3.19(b), Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does Company have any liability with respect to any collectively-bargained for plans subject to the provisions of ERISA.

(c) Except as disclosed on Schedule 3.19(c), each Benefit Plan is in substantial compliance with all applicable Laws (including ERISA, the Code, and for the avoidance of doubt foreign Laws). Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified or is based on a prototype plan which has received a favorable opinion letter from the IRS during the period from its adoption to the date of this Agreement or has been timely submitted for such a letter in accordance with IRS submission procedures and (ii) its related trust has been determined by the IRS to be exempt from taxation under Code Section 501(a) or is the subject of a favorable opinion letter from the IRS. Company has no Knowledge of any fact which would adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts. The preceding sentence does not apply to any deferred compensation plan or incentive compensation plan, which are not intended to be and are not “qualified” plans.

(d) With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of Company, Company has delivered (or have caused Company to have delivered) to Purchaser accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts; (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination or opinion letter received from the IRS, if applicable; (vi) the most recent actuarial valuation, if applicable; and (vii) all communications with any Governmental Authority, if applicable.

(e) With respect to each Benefit Plan: (i) no breach of fiduciary duty has occurred; (ii) no dispute is pending, or to the Knowledge of Company, threatened in writing; (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements.

(f) No Benefit Plan is a “defined benefit plan” (as defined in Code Section 414(j)), a “multiemployer plan” (as defined in ERISA Section 3(37)) or a “multiple employer plan” (as described in Code Section 413(c)) or is otherwise subject to Title IV of ERISA or Code Section 412. No Benefit Plan will become a multiple employer plan with respect to Company immediately after the Closing Date. The Company does not maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(g) With respect to each Benefit Plan which is a “welfare plan” (as described in ERISA Section 3(1)): (i) no such plan provides medical or death benefits with respect to current or former employees of Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan.

(h) Except as disclosed on Schedule 3.19(h), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), or constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA or any violation of any applicable Law related to a Foreign Plan.

(i) Except as set forth on Schedule 3.19(i), all Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to Purchaser or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excess taxes or any other charges or liabilities.

(j) Each Benefit Plan that is subject to Code Section 409A (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 3.19(j). Each Section 409A Plan has been administered in good faith compliance with Code Section 409A for the period beginning January 1, 2005 through the Closing Date. The Company does not have any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to excise tax under Code Section 409A.

(k) With regard to Foreign Plans, (i) all such Foreign Plans have been administered in accordance with their terms, (ii) all related trust and other agreements comply in form and operation in all material respects with Laws, (iii) all required filings have been timely made with the appropriate Governmental Authority in accordance with applicable Laws, (iv) all reports or information required to be disclosed to participants have been timely disclosed to participants, (v) no dispute or litigation or claim, other than such benefit claims as are made in the normal operation of a Foreign Plan has arisen, or to the Knowledge of the Company, been threatened, (vi) no Foreign Plan provides benefits to current or future retirees or current or future former employees or their dependents except as required by applicable Law, (vii) all insurance premiums or contributions required with respect to each Foreign Plan have been paid in full and there exists no funding deficiency with respect to any Foreign Plan, and (vii) no Foreign Plan or Foreign provides currently, or has at any time provided, to any employee any awards of securities of any entity that was not formed in the United States

3.20 Insurance.

(a) Schedule 3.20(a) lists all insurance policies (by policy number, insurer, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), and amount of coverage) held by Company relating to the Assets and the business, properties and employees of Company, copies of which have been provided to Purchaser. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Company is not in default with respect to its obligations under any insurance policy, nor has the Company been denied insurance coverage. Except as set forth on Schedule 3.20(a), the Company does not have any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of Company’s assets, purchase of additional equipment or material modification of any of Company’s methods of doing business. Company has not made any claim against an insurance policy as to which the insurer is denying coverage. Except as set forth on Schedule 3.20(a), the Company has obtained all insurance available under the Defense Base Act, 42 U.S.C. Sections 1651 through 1655, as amended, including without limitation for all (A) Company employees working on a military base or reservation outside the United States; (B) Company employees engaged in United States government funded public works business outside the United States; (C) Company employees engaged in public works or military contract with a foreign government which has been deemed necessary to United States national security; (D) Company employees that provide services funded by the United States government outside the realm of regular military issue or channels; and (E) employees of any subcontractors where the Company is the prime or letting contractor involved in a contract of the type set forth in (A) through (D) above.

(b) Schedule 3.20(b) identifies each insurance claim made by Company since January 1, 2002. To the Knowledge of Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.21 Environmental Matters. There are no (a) administrative proceedings, actions, suits, claims, legal proceedings or other proceedings pending, (b) to the Knowledge of Company, any administrative proceedings, actions, suits, claims, legal proceedings or other proceedings threatened or (c) to the Knowledge of Company, investigations pending or threatened, in each case against any of the Company, the Assets, or the Sellers under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Leased Premises or any other real property or facility formerly owned, leased or used by Company. There are no Hazardous Materials that have been released or are being stored or are otherwise present on any real property constituting the Leased Premises, and Hazardous Materials have not been released, stored or are otherwise present on any real property formerly owned, leased or operated by

Company. Each of the Leased Premises, during the period it was leased by Company, has been maintained in, and Company is and has at all prior times otherwise been in, compliance with all applicable Environmental Laws. Company has not disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to Company under or relating to Environmental Laws. Except as set forth on Schedule 3.21, Company does not have any environmental audits, reports or other material environmental documents relating to Company’s past or current properties, facilities or operations. Except as set forth on Schedule 3.21, the Company has not contractually assumed any liabilities or obligations under any Environmental Laws. The Company has not assumed by operation of Law, any material liabilities or obligations under any Environmental Laws. Company is not, as of the date hereof, and has not been at any time since the date of its inception, a Response Action Contractor.

3.22 Real Estate.

(a) Leased Premises. Schedule 3.22(a) contains a complete and accurate list of all premises leased by Company for the operation of Company’s business (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”). Company has delivered to the Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases (i) are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Company; and (iii) Company has no Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. The current annual rent and term under each Lease are as set forth on Schedule 3.22(a). Schedule 3.22(a) separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date. Company has not waived any rights under any Lease which would be in effect on or after the date of this Agreement. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with Company to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any Lease.

(b) Leased Improvements. All Leased Improvements since January 1, 2003, are set forth on Schedule 3.22(b). All Leased Improvements are (i) structurally sound with no known defects; (ii) in good operating condition and repair, subject to ordinary wear and tear; (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity with all applicable Laws relating thereto currently in effect. All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

(c) Owned Real Property. The Company owns no real property.

3.23 No Other Agreement To Sell. Except as set forth on Schedule 3.23 and other than the sale of Assets in the Ordinary Course of Business (which Assets are not material individually or in the aggregate), neither Company nor Sellers has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Company, the Company Equity, the Assets or Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company, or to enter into any agreement with respect thereto. Company has provided to Purchaser or Parent true and complete copies of all documents related to any matter required to be set forth on Schedule 3.23 including, without limitation, resolutions of members or managers, and articles of merger, termination or dissolution.

3.24 Transactions with Certain Persons. Except as set forth on Schedule 3.24, no officer or director of Company, no Seller nor any member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or within the past three (3) years has been, a party to any transaction with Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Company); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Company in the Ordinary Course of Business) any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a shareholder, officer, director, trustee or partner. Other than Contracts listed on Schedule 3.24, Company does not have outstanding any Contract or other arrangement or commitment with any Seller or any director, officer, employee, trustee or beneficiary of Company or any Seller. Except as set forth on Schedule 3.24, the assets of Company do not include any receivable or other obligation from any Seller or any director, officer, employee, trustee or beneficiary of Company or any Seller and the liabilities of Company do not include any payable or other obligation or commitment to any such Person. Schedule 3.24 identifies, with an “*”, all Contracts, arrangements or commitments set forth on Schedule 3.24 that cannot be terminated upon sixty (60) days notice by Company.

3.25 Intentionally Omitted.

3.26 Affiliates. Except for Sellers, the Subsidiaries, or as set forth on Schedule 3.26, Company does not have any Affiliates, does not own any capital stock or other equity securities of or any debt interest in any other Person and does not have any other type of ownership interest in any other Person. Schedule 3.26 shall set forth the names, addresses, officers, directors, co-owners, relationship with the Company, and type and percentage of capital stock or other equity securities of or any debt interest in any Affiliate owned by the Company.

3.27 Employees and Contractors.

(a) Employees. Schedule 3.27(a) hereto sets forth a complete and accurate list of all employees of Company as of the date hereof showing for each as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of Company). Except as set forth on Schedule 3.27(a), none of such employees is a party to a written employment agreement or contract with Company and each is employed “at will.” Except as set forth in Schedule 3.27(a), each such employee has entered into Company’s standard form of employee non-disclosure agreement with Company, a copy of which has been previously delivered to the Purchaser.

(b) Contractors. Schedule 3.27(b) contains a list of all independent contractors (including consultants but excluding subcontractors) currently working on projects with Company, along with the rate of remuneration, for each such Person. Except as set forth on Schedule 3.27(b), none of such independent contractors is a party to a written agreement or contract with the Company. Except as set forth on Schedule 3.27(b), each such independent contractor has entered into agreements containing covenants regarding confidentiality and non-competition in such Person’s agreement with Company, a copy of which has been previously delivered to the Purchaser. For the purposes of applicable Law, including the Code, all independent contractors who are, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Except as noted on Schedule 3.27(b), each independent contractor is terminable on fewer than thirty days notice, without any obligation to pay severance or a termination fee.

3.28 Organizational Conflicts of Interest. To the Knowledge of Company, in the past five (5) years Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Authority procurement an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501, with Company. Schedule 3.28 lists all conflict of interest provisions to which the Company is bound.

3.29 Government Audits. Except as set forth on Schedule 3.29, and except for contract audits of a routine nature, which routine audits would not be reasonably expected to have a Material Adverse Effect on Company, or audits related to Taxes that are otherwise described in the Disclosure Schedules, during the past six (6) years, Company has not received any official written notice, or to the Knowledge of Company, other notice that it is or was being specifically audited or investigated by any Governmental Authority, nor, to the Knowledge of Company, has such audit or investigation been threatened.

3.30 Labor Relations. Company is not a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Company and Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. The Company has no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) between Company and Persons employed by or providing services to Company. Except as disclosed on Schedule 3.30, to the Knowledge of Company, no officer or employee of Company has any current plan to terminate his or her employment with Company.

3.31 Board and Equity Holder Approval. The Board of Managers of Company has determined that the transactions contemplated by this Agreement are in the best interests of Company and its members and has adopted a resolution to such effect which authorized the Company to enter into this Agreement and the Transaction Documents. Company has provided Purchaser with true and correct copies of all such board of directors proceedings relating to this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date. No further equity holder approval (other than the execution of this Agreement) is required in connection with the transactions contemplated by this Agreement.

3.32 Brokers. Except as set forth on Schedule 3.32, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Seller.

3.33 Government Contracts.

(a)(i) Schedule 3.33(a)(i) lists all Active Government Contracts (except for task or delivery orders pursuant to Government Contracts) that have not been closed out, and with respect to each such listed Government Contract, Schedule 3.33(a)(i) accurately lists: (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; and (E) as applicable, whether the current Government Contract is premised on Company’s small business status, small disadvantaged business status, protégé status, or other preferential status.

(ii) Schedule 3.33(a)(ii) lists Company’s current project charge codes, and with respect to each such charge code, Schedule 3.33(a)(ii) accurately lists: (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number;

(D) Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to April 30, 2007 funding; and (H) inception to April 30, 2007 revenue. Schedule 3.33(a)(ii) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(iii) Schedule 3.33(a)(iii) lists all Government Bids, including task order bids under current Government Contracts submitted by Company and for which no award has been made, and with respect to each such Government Bid, Schedule 3.33(a)(iii) accurately lists: (A) the customer agency and title; (B) the request for proposal number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number, (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; (F) the estimated value based on the proposal, if any; and (G) except for Government Bids for task orders, whether such Government Bid is premised on the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status. Company has delivered or provided access pursuant to the electronic data room to Purchaser true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) that have not been closed out and of all Government Bids and provided access to Purchaser to true and correct copies of all material documentation related thereto requested by Purchaser.

(iv) Schedule 3.33(a)(iv) lists all task orders related to products or services that have not been completed by Company, and in each instance references the Government Contract to which each such task order relates.

(b) Except as set forth on Schedule 3.33(b), (i) during the past five (5) years, Company has not received written notification of cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (ii) during the past five (5) years, there are no Government Contracts pursuant to which Company is, to the Knowledge of Company, reasonably likely in the near future to experience material cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (iii) to the Knowledge of Company, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) during the past five (5) years, the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of Company, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (v) no Person has notified Company that any Governmental Authority intends to seek Company’s agreement to lower rates under any of the Government Contracts or Government Bids, including any task order under any Government Bids.

(c) Except as set forth on Schedule 3.33(c): (i) the Company has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party; (ii) Company has complied, in all material respects, with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Bids, (iii) the representations, certifications, and warranties made by Company with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and Company has fully complied with all such certifications in all material respects; (iv) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Bid, and, to the Knowledge of Company, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) no past performance evaluation received by Company with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof; and (vi) to the Knowledge of Company, no money due to Company pertaining to any Government Contract or Government Bid has been withheld or set-off, or is reasonably likely to be withheld or set-off.

(d) Except as set forth in Schedule 3.33(d), during the past five (5) years, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified Company of any actual or, to the Knowledge of Company, alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to materially affect payments under Government Contracts or adversely affect the award of Government Contracts (whether pursuant to a Government Bid or otherwise) to Company in the future.

(e) Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act or any other Law barring fraud in procurement, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing. There exists no basis for a claim of any material liability of Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. Company is not participating in any pending claim and, to the Knowledge of Company, has no interest in any potential claim under the Contract Disputes Act (or otherwise) against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(f) Except as set forth on Schedule 3.33(f), (i) during the past six (6) years, the Company has not received any show cause, cure, default or similar notice relating to any Government Contracts; (ii) no Government Contract has been terminated for default in the past five (5) years; and (iii) Company has not received any notice during the past three (3) years terminating any Government Contract for convenience or indicating an intent to terminate any Government Contract for convenience.

(g) Except as set forth on Schedule 3.33(g) since December 31, 2002, Company has not received any written or, to the Knowledge of Company, other notice of any outstanding claims or contract disputes to which Company is a party (i) relating to the Government Contracts or Government Bids and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(h) Neither Company nor any Seller has ever been and is not now, suspended, debarred or proposed for suspension or debarment under the FAR or under any analogous Laws of any Governmental Authority. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of Company, threatened against Company or any of its officers or employees. To the Knowledge of Company, there is no valid basis for the Company’s or a Seller’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

(i) No negative determination of responsibility has been issued against Company during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

(j) Except as set forth on Schedule 3.33(j), since January 1, 2002, (i) except in the Ordinary Course of Business, Company has not undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Authority including the General Accounting Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney) relating to any Government Contract, and, to the Knowledge of the Company, no such audit, inspection, survey or examination is threatened and (ii) the Company has not received any written or, to the Knowledge of Company, other notice of and the Company has not undergone any investigation or review relating to any Government Contract, and to the Knowledge of Company, no such investigation or review is threatened. Company has not received any written or, to the Knowledge of Company any, other notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.33(j), has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on Company.

(k) Except as set forth on Schedule 3.33(k), during the last five (5) years, Company has not made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(l) Company has not received any written or, to the Knowledge of Company, other notice that any, and to the Knowledge of Company, none of the Sellers, or the Company’s directors, officers, employees, consultants, agents or representatives is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of Company. Company has not received any written or, to the Knowledge of Company, other notice of any and there is no pending investigation of any Seller or Company director, officer, employee, consultant, agent or representative, nor within the last five (5) years has there been any audit or investigation of any of the foregoing relating to the business of Company resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(m) All indirect and general and administrative (G&A) expense rates are being billed consistent with Defense Contract Audit Agency-approved rates or provisional rates.

(n) To the Knowledge of Company, Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(o) Except as set forth on Schedule 3.33(o), to Knowledge of Company, there are no events or omissions that would reasonably be expected to result in (i) a material claim against Company by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid, or (ii) a material dispute between Company and a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid.

(p) During the past five (5) years, Company has undertaken no internal audit of any events or omissions that, at the time of the audit, Company reasonably expected to have a Material Adverse Effect on performance of a Government Contract or Government Bid or a Material Adverse Effect on Company as a whole. Except as set forth on Schedule 3.33(p), to the Knowledge of Company, (i) all Government Bids listed on Schedule 3.33(a) were submitted in the Ordinary Course of Business of Company, (ii) all Government Bids listed on Schedule 3.33(a) were based on assumptions believed by the management of Company to be reasonable, and (iii) Company reasonably believes all Government Bids listed on Schedule 3.33(a) are capable of performance by Company in accordance with the terms and conditions of such Government Bid without a loss (calculated in accordance with GAAP as applied by Company).

(q) Except as set forth on Schedule 3.33(q), to the Knowledge of Company, no Government Contract has incurred or currently projects cost overruns in an amount exceeding $25,000. No Government Contract has incurred or currently projects losses. No payment has been made by Company or, to the Knowledge of Company, by a Person acting on Company’s behalf, to any Person (other than to any bona fide employee or agent of Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement Law or regulation or any other Laws. Company is not subject to any “forward pricing” agreements.

(r) Except as set forth on Schedule 3.33(r), Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(s) Except as set forth on Schedule 3.33(s), Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the Company’s fiscal years ending on or prior to December 31, 2003, and those years are closed.

(t) Schedule 3.33(t) lists each Government Contract pursuant to which personal property, equipment or fixtures were loaned, bailed or otherwise furnished to Company by or on behalf of the United States Government (the “Government Property”). The Company has held, used, and if applicable, disposed of or returned all Government Property in compliance with all applicable Laws.

(u) There are (i) no written claims, or, to the Knowledge of Company, claims threatened, existing against Company with respect to warranties or guarantees contained in Government Contracts on products or services provided by Company; (ii) no such claims of a material nature have been made against Company in the past five (5) years; (iii) to the Knowledge of Company, no amendment has been made to any warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Material Adverse Effect on Company; and (iv) to the Knowledge of Company, Company has not taken any action which would reasonably be expected to give any Person a right to make a claim under any warranty or guarantee contained in any Government Contract.

(v) Except to the extent prohibited by applicable Law, Schedule 3.33(v) sets forth all facility security clearances held by Company.

(w) Neither Company nor any director, officer, agent, subcontractor or employee of Company (nor, to the Knowledge of Company, any Person acting for or on behalf of the any of the foregoing), has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any person, (iii) made any other unlawful payment, (iv) violated any applicable export control, money laundering or anti-terrorism Law, nor have any of them otherwise taken any action which would cause Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect, or (v) established or maintained any fund or asset that has not been recorded in the books and records of the Company. No officer, director or employee of Company, or, to the Knowledge of Company, any of its subcontractors, agents or consultants, is an official or employee of any Governmental Entity.

(x) The Company’s Direct Contract Costs and Indirect Costs for the period of time beginning on the first day of the Company’s fiscal year beginning January 1, 2004 and ending on the Closing Date are fully allowable and are not subject to any government disallowance of any kind, including pursuant to any existing or future Defense Contract Audit Agency incurred cost audit of the Company.

3.34 Defense Articles, Defense Services and Technical Data. Except as set forth on Schedule 3.34, the Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

3.35 Bank Accounts. Schedule 3.35 lists the names and locations of all banks and other financial institutions with which Company maintains an account (or at which an account is maintained to which Company has access as to which deposits are made on behalf of Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Company.

3.36 Suppliers and Customers. Schedule 3.36 lists, by dollar volume paid for the twelve months ended December 31, 2006 and the four (4) months ended on April 30, 2007, respectively, the ten (10) largest suppliers of goods or services and the ten (10) largest customers of Company. No Person listed on Schedule 3.36 within the last twelve (12) months (ending on the date hereof in connection with the Agreement and ending on the Closing Date in connection with Section 7.1) has to the Knowledge of Company threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any relationships of such Person with Company. No such Person listed on Schedule 3.36 has during the last twelve (12) months (ending on the date hereof in connection with the Agreement and ending on the Closing Date in connection with Section 7.1) decreased materially or to the Knowledge of Company threatened to decrease or limit materially, or intends to modify materially its relationships with Company or intends to decrease or limit materially its services or supplies to Company or its usage or purchase of the services or products of Company. To the Knowledge of Company, the acquisition by Purchaser of the Company Equity and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents will not affect the relationship of Company with any supplier or customer listed on Schedule 3.36.

3.37 Subsequent Events. Except as set forth on Schedule 3.37, since the Statement Date, there has not been any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of Company (other than changes in general economic conditions) which has had, or is reasonably likely to have, a Material Adverse Effect on Company or its business as presently conducted. Without limiting anything in the previous sentence, except as disclosed on Schedule 3.37, (i) since December 31, 2006 in connection with subsections (a), (c), (d), (e), (f), (k), (n), (u), (v) and (w) (as (w) applies to such subsections) below and (ii) since the Statement Date in connection with subsections (b), (g), (h), (i), (j), (l), (m), (o), (p), (q), (r), (s), (t) and (w) (as (w) applies to such subsections) below:

(a) Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to Company’s business, other than in its Ordinary Course of Business;

(b) Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) other than in the Ordinary Course of Business;

(c) no party (including Company) has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Company is a party or by which it is bound nor, to the Knowledge of Company, threatened any of the foregoing actions;

(d) except for the Permitted Liens, Company has not caused or permitted any Lien to be imposed upon any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to Company’s business;

(e) Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) Company has not outside the Ordinary Course of Business issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) Company has not incurred, created or otherwise become liable for any indebtedness and has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(i) Company has not amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business and has not accelerated collection of accounts receivable or delayed payment of accounts payable;

(j) Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to Company’s business;

(k) there has been no change made or authorized in Company’s Articles of Organization or Operating Agreement;

(l) Company has not issued, sold, exchanged, or otherwise disposed of any of its equity securities, or granted any Options;

(m) except as disclosed in the Financial Statements, Company has not declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity securities;

(n) Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to property that is material, either individually or in the aggregate, to Company’s business;

(o) Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees other than in the Ordinary Course of Business;

(p) Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q) Company has not granted any increase in the compensation of any of its directors, officers or employees except annual salary increases in the Ordinary Course of Business;

(r)(i) Company has not adopted, amended, modified, or terminated, in any material respect, any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its directors or officers (or taken any such action with respect to any other Benefit Plan) and (ii) except in the Ordinary Course of Business, Company has not adopted, amended, modified, or terminated, in any material respect, any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its employees (or taken any such action with respect to any other Benefit Plan);

(s) Company has not entered into or modified any retention, severance or incentive agreement related to the transactions contemplated by this Agreement;

(t)(i) Company has not made any other change in employment terms, compensation or benefits for any of its directors or officers; and (ii) except in the Ordinary Course of Business, Company has not made any other change in employment terms, compensation or benefits for any of its employees;

(u) Company has not changed any method or principle of accounting except to the extent required by GAAP or as advised by Company’s independent accountant;

(v) Company has not made any material Tax election, or settled any Tax liability; and

(w) Company has not committed to or agreed to undertake any of the foregoing.

3.38 Backlog. The Company has calculated and provided in Schedule 3.38 the contract backlog as of April 30, 2007 in good faith and consistent with prior accounting periods (and it related backlog report is attached to Schedule 3.38). As of the date hereof, Company does not have any Knowledge of any facts or circumstances with respect to such backlog, including any actual notice of any program cancellation or change in program schedule, contract reduction, modification or early termination, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.39 Sarbanes-Oxley Act/ Extensions of Credit. Except as disclosed on Schedule 3.39, the Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

3.40 SCI Documents Inventory. Since inception, the Company has completed an inventory of all SCI Documents and Classified Documents and has properly accounted for all SCI Documents and Classified Documents in accordance with applicable Laws.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS.

Each Seller, as to and for itself, and not with respect to any other Seller, severally represents and warrants to Parent and Purchaser, the following matters set forth in Sections 4.1 through 4.5, and Mr. Holzworth for himself, and not for any other Seller, severally represents and warrants to Parent and Purchaser, the matters set forth in Sections 4.6, in each case current as of the date of this Agreement:

4.1 Authorization. Such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party by such Seller, and such Seller’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of such Seller.

4.2 Title. Such Seller owns, beneficially and of record, the units of Company Equity set forth opposite such Seller’s name on Schedule 2.2, free and clear of any and all Liens (including any spousal interests (community or otherwise)) other than Permitted Liens. Upon delivery of such Seller’s Company Equity to Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s delivery of the Seller Payment applicable to such Seller at the Closing pursuant to Section 2.2(c), the entire legal and beneficial interest in such Seller’s Company Equity and good, valid and marketable title to such Company Equity will pass to Purchaser, free and clear of all Liens (including any spousal interests (community or otherwise)) other than restrictions of general applicability imposed by federal or state securities laws and any Liens imposed on such Company Equity by Parent or Purchaser.

4.3 Binding Agreement. This Agreement has been duly executed and delivered to Purchaser by such Seller, and constitutes the legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing of each other Transaction Document to which such Seller is, or is specified to be, a party, such Transaction Document will be duly and validly executed and delivered to Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) such Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.4 No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby by such Seller does not and will not (a) violate or conflict with such Seller’s Articles of Organization or Operating Agreement, any other organizational or other constituent document of such Seller or any Laws to which such Seller or its Company Equity is subject, or by which such Seller or its Company Equity may be bound, (b) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which such Seller is a party or by which such Seller or such Seller’s Company Equity may be bound, (c) result in the imposition of a Lien on such Seller’s Company Equity (other than any Lien imposed by Parent or Purchaser) or (d) except for the requirements of the HSR Act and any applicable foreign antitrust Laws, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party on behalf of such Seller.

4.5 Compliance With Laws. Each Seller has complied with all material Laws of any Governmental Authority applicable to the Company Equity held by such Seller.

4.6 Holzworth Holdings, Inc. Schedule 4.6 sets forth all of the issued and outstanding equity securities for Holzworth Holdings, Inc. and the owners of record of such equity securities.

5. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.

Each of Parent and Purchaser, jointly and severally, represents and warrants to Company and Sellers, the following matters, current as of the date of this Agreement:

5.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a material adverse effect on the business of Purchaser, taken as a whole. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a material adverse effect on the business of Parent, taken as a whole.

5.2 Necessary Authority. Purchaser and Parent each have full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Parent or Purchaser is a party have been duly authorized, executed and delivered by Purchaser and Parent and constitute the legal, valid, and binding obligations of Purchaser and Parent enforceable against each in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual(s) executing this Agreement and any Transaction Document to which Parent or Purchaser is a party, on behalf of Purchaser and Parent have the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which Parent or Purchaser is a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which Parent or Purchaser is a party valid and binding upon, and enforceable against, Purchaser and Parent.

5.3 No Conflicts. Except for the applicable requirements of the HSR Act and any applicable foreign antitrust Laws, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser and Parent and the consummation of the transactions contemplated herein or therein do not and will not (a) violate the Articles of Incorporation, Bylaws or other organizational or constitutional documents of Parent or Purchaser, (b) require Purchaser or Parent to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) violate any Law, or (d) constitute or result in the breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which Purchaser or Parent is a party or by which it or its assets may be bound, except where such violation, breach or default would not cause a material adverse effect on the business of Parent, taken as a whole.

5.4 Brokers. No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Parent.

5.5 Litigation; Compliance with Law. There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order or investigation of any nature, pending, rendered or, to Purchaser’s or Parent’s Knowledge, threatened, against Purchaser or Parent that reasonably could be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.6 Investment Intent. Purchaser is acquiring the Company Equity for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

5.7 Insolvency. Neither Purchaser nor Parent is the subject of any pending, rendered or threatened, or to the Knowledge of Parent and Purchaser, otherwise threatened, insolvency proceedings of any character. Neither Purchaser or Parent has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Neither Purchaser or Parent is insolvent or will become insolvent as a result of entering into this Agreement or the Transaction Documents to which Purchaser or Parent is a party and consummating the transactions contemplated hereunder and thereunder.

5.8 Financing. The Purchaser has sufficient cash, available lines of credit or other sources of available funds to enable it to make the payments set forth in Section 2.2(c).

5.9 Purchaser and Parent Acknowledgment. Purchaser and Parent acknowledge that they have had the opportunity to conduct their own investigation of Company and the purchase of the Company Equity (subject to the fact that such diligence was limited to the responses to Purchaser’s information requests contained in the electronic data room and oral responses to Purchaser’s information requests). Purchaser and Parent acknowledge that (i) except for the representations and warranties of Company and the Sellers contained in Section 3 and Section 4 of this Agreement, the Disclosure Schedules hereto or in any other Transaction Document or schedules thereto, none of the Sellers or Company or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied and (ii) neither Purchaser nor Parent is relying on any other representations or warranties that are not contained in the Transaction Documents (including, without limitation, any representation or warranties contained in the Confidential Descriptive Memorandum or any financial projections or forecasts) in entering into this Agreement and consummating the transactions contemplated hereby. Nothing in this Section 5.9 shall obviate or limit the representations and warranties set forth in Section 3 and Section 4, the Disclosure Schedules hereto or in any other Transaction Document.

6. COVENANTS OF THE SELLERS, COMPANY, PURCHASER AND PARENT.

Between the date of this Agreement and the Closing Date (except for the covenants set forth in the first sentence of Section 6.8, which shall also apply following the Closing Date, and except for the covenants set forth in the second sentence of Section 6.8, which shall only apply following the Closing Date in accordance with their terms):

6.1 Affirmative Covenants of Company. Company hereby covenants and agrees that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser or Parent, Company shall: (a) operate its business and its Subsidiaries’ businesses in the Ordinary Course of Business; (b) use its Reasonable Best Efforts preserve intact its and its Subsidiaries’ business organizations, maintain its and its Subsidiaries’ rights and ongoing operations, retain the services of and maintain and preserve its and its Subsidiaries’ relationship with its and its Subsidiaries’ officers and employees, and maintain and preserve its and its Subsidiaries’ relationship with its and its Subsidiaries’ customers, suppliers and others having business relationships with it or any of its Subsidiaries; (c) use its Reasonable Best Efforts to maintain and keep its and its Subsidiaries’ properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and use its Reasonable Best Efforts to maintain and protect all assets of Company and its Subsidiaries; (d) use its Reasonable Best Efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) operate its and its Subsidiaries’ business in all material respects in compliance with all applicable Laws; (f) pay all expenses and liabilities when due unless being contested in good faith (provided that all uncontested portions are paid in full) and (g) pay in a timely fashion, or accrue for, all Taxes or other public charges levied against it, or against Company’s business or any of its Subsidiaries’ businesses or the Assets unless being contested in good faith (provided that all uncontested portions are paid in full).

6.2 Negative Covenants of Company and its Subsidiaries. Except as expressly contemplated by this Agreement (e.g., to comply with express closing conditions set forth in Section 7) or otherwise consented to in writing by Purchaser or Parent, from the date hereof until the Closing Date, Company and its Subsidiaries shall not do any of the following:

(a) other than the Employee Payment, (i) increase the compensation payable to or to become payable to any of its managers, officers or employees, except for increases in salary or wages payable or to become payable to employees who are not officers or managers in the Ordinary Course of Business, which increases do not in the aggregate for all such employees materially exceed the salary or wages payable to all such employees as of the date hereof; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement and described on Schedules 3.19(a) or (h)) to, or enter into or modify any employment or severance agreement with, any of its managers, officers or employees; (iii) adopt or amend any employee benefit plan, policy or arrangement (including any equity option plan) except to ensure the repurchase of all options to purchase Company Equity, or (iv) enter into any transaction or Contract with any Seller in each case except: (A) as may be required by applicable Law and (B) for such payments to Sellers for salaries in the Ordinary Course of Business;

(b) other than the Holzworth Holdings Payment, which will be reflected on the Estimated Closing Balance Sheet, declare or pay any dividend on, or make any other distribution in respect of, its outstanding equity securities, except for customary distributions to equity holders solely for the purpose of paying Taxes with respect to their ownership of the Company Equity;

(c)(i) other than in connection with the Option Amendment and Release Agreements, redeem, repurchase or otherwise reacquire any of its equity securities or any securities or obligations convertible into or exchangeable for any of its equity securities, or any options, warrants or conversion or other rights to acquire any of its equity securities or any such securities or obligations; (ii) liquidate, dissolve or effect any reorganization or recapitalization other than as set forth on Schedule 3.23; or (iii) split, combine or reclassify any of its equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity securities;

(d) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any of its equity securities (including equity securities held in treasury), any securities convertible into or exercisable or exchangeable for any such equity securities, or any rights, warrants or options to acquire, any such equity securities;

(e)(i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person or (ii) make or commit to make any investments other than short-term liquid investments, investments that will be liquidated prior to Closing;

(f) sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of the Assets other than in the Ordinary Course of Business;

(g) propose or adopt any amendments to its Articles of Organization or Operating Agreement;

(h) make any change in any of its methods of accounting or make any reclassification of assets or liabilities, except as may be required by Law or GAAP;

(i) incur or guarantee any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities, except in the Ordinary Course of Business under existing loan agreements or capitalized leases;

(j) create or incur any Liens affecting the Assets or the Company Equity except for Permitted Liens;

(k) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of Company or any of its Subsidiaries;

(l) amend in any material respect or enter into any operating or capital lease;

(m) make any capital expenditures, capital additions or capital improvements other than (i) expenditures for routine or emergency maintenance and repair in an amount not to exceed $30,000, or (ii) expenditures in the Ordinary Course of Business in amounts not exceeding $30,000 in the aggregate;

(n) amend in any material respect or enter into any Contract, commitment, understanding or other arrangement (i) which are teaming agreements or which include any conflict of interest, non-competition or similar provision which would place any restriction on the parties with which Company or its Affiliates may do business; (ii) in the case of task orders, purchase orders or modifications to existing Contracts, which are reasonably expected to involve more than $5,000,000 in annual revenues to or expenditures by Company or any of its Subsidiaries (provided that in the case of task orders, purchase orders or modifications to existing firm fixed price Contracts, which are reasonably expected to involve more than $500,000 in annual revenues to or expenditures by Company or any of its Subsidiaries); (iii) in the case of any new Government Contract, which are reasonably expected to involve more than $5,000,000 in annual revenues to or expenditures by Company or any of its Subsidiaries (provided that in the case of any new Government Contract which is a firm fixed price Contract, which are reasonably expected to involve more than $500,000 in annual revenues to or expenditures by Company or any of its Subsidiaries); or (iv) in the case of any contract, commitment, understanding or other arrangement that is not a Government Contract, which is reasonably expected to involve more than $30,000 in revenues to, expenditures of or liabilities to Company or any of its Subsidiaries; provided, that all such permitted new Contracts or Leases shall be deemed to be included within the term “Contracts” as defined in Section 1 hereof;

(o) submit any new Government Bid which, if accepted, is expected to result in a loss to Company or any of its Subsidiaries, or would result in a Government Contract with a backlog value in excess of $10,000,000;

(p) enter into any collective bargaining agreement;

(q) make or change any material Tax election, change any annual Tax accounting period, change any method of Tax accounting which is material in nature, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment or surrender any right to claim a Tax refund;

(r) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business or in accordance with the terms thereof as in effect on the date hereof;

(s) settle or compromise any debt or litigation, except for adjustments in the Ordinary Course of Business made in connection with written Company Contracts in place as of the date hereof;

(t) other than the Holzworth Holdings Payment, and the Employee Payment, payments of which will be reflected on the Estimated Closing Balance Sheet, make any payment or loan to an Affiliate, any Seller or any manager, officer or employee of Company or any of its Subsidiaries, except in accordance with the terms of any employment Contract or compensation to employees in the Ordinary Course of Business or in accordance with Sections 6.2(a);

(u) amend in any material respect or enter into any Contract, commitment, understanding or other arrangement with any Affiliate or any Seller, manager, officer or employee of Company or any of its Subsidiaries, or any of their Affiliates;

(v) permit any Person other than Sellers to own any equity securities of Company or any of its Subsidiaries;

(w) create any Subsidiaries or enter into any joint venture, partnership or similar arrangement;

(x) accelerate or alter the timing for billing customers of the Company or any of its Subsidiaries outside the Ordinary Course of Business;

(y) change any practices with respect to the collection of accounts receivable outside the Ordinary Course of Business;

(z) defer the payment of any expense or obligation beyond the due date thereof; or

(aa) intentionally take, or offer or propose to take, or agree to take in writing or otherwise, (i) any of the actions described in Section 6.2 which require the consent of Purchaser or Parent, (ii) any action which would result in a breach of any of Company’s representations and warranties in this Agreement or (iii) any action which would result in any of the conditions set forth in Section 7 not being satisfied.

6.3 Adverse Developments. Company and Sellers shall promptly notify Purchaser or Parent in writing of any Material Adverse Effect with respect to Company of which it has or obtains Knowledge. Company shall keep Purchaser or Parent informed of all material operational matters and business developments with respect to Company’s business or any of its Subsidiaries’ businesses and its and its Subsidiaries’ markets of which it has or obtains Knowledge.

6.4 Drag-Along Rights. To the extent that any Option Holder fails to enter into an Option Amendment and Release Agreement, Company shall take all action necessary to exercise any rights it may have under the option agreement(s) with such Option Holder to cause such Option Holder to sell his or her Options to Purchaser.

6.5 Access. Company will provide Purchaser and Parent and their counsel, accountants, financing sources and other representatives (“Purchaser’s Representatives”), for the purpose of the continuation of customary due diligence or for any other reasonable purpose, with access to the books and records of Company and its Subsidiaries and Company’s business and its Subsidiaries’ businesses, to the Assets and, subject to the receipt of reasonable prior notice from Purchaser or Parent, and with the consent of the Sellers in their capacities as officers of the Company, or their authorized designees (which consent will not be unreasonably withheld or delayed), to the officers, employees, agents and accountants of Company and its Subsidiaries with respect to matters relating to Company’s business or any of its Subsidiaries’ businesses and will provide Purchaser, Parent and Purchaser’s Representatives with such information concerning Company, the Company Equity, the Assets and Company’s business or any of its Subsidiaries’ businesses as Purchaser, Parent and/or Purchaser’s Representative reasonably may request.

6.6 Financial Statements. Between the date of this Agreement and the Closing Date, as soon as the same are available, Company will provide Purchaser or Parent with copies of the financial statements of Company. Without limiting the foregoing, at least seven (7) days prior to Closing, the Company will provide Purchaser or Parent (a) true, correct and complete copies of the consolidated and consolidating unaudited balance sheet, income statement and statement of cash flows of Company and its Subsidiaries as of and for the five (5) month period ended May 31, 2007; (b) a true and correct schedule of all billed and unbilled accounts receivable of the Company and its Subsidiaries as of May 31, 2007 and (c) a true and correct schedule of its contract backlog as of May 31, 2007 which backlog shall be prepared in good faith and consistent with prior accounting periods.

6.7 No Negotiations. Company and Sellers shall, and shall cause their respective Representatives to immediately cease any existing discussion or negotiation with any Persons (other than Purchaser and Parent) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Company Equity, the Assets or Company. Company and Sellers will refrain, and will cause their respective Representatives to refrain from taking, directly or indirectly, any action (i) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than Purchaser and Parent) relating to an acquisition of the Company Equity, the Assets or Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company, (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an acquisition of the Company Equity, the Assets or Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company (or any proposal or indication of interest relating to any of the foregoing) with any Person (other than Purchaser and Parent) or (iii) to authorize, engage in, or enter into any agreement or understanding (other than with Purchaser and Parent) with respect to an acquisition of the Company Equity, the Assets or Company or a merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company (or any proposal or indication of interest relating to any of the foregoing). If any proposal described in this Section is received by Company or Sellers, Company and Sellers agree to promptly notify Purchaser or Parent in writing and disclose the material terms of any such proposal (including the identity of the prospective purchaser) to Purchaser or Parent, and Company and Sellers will notify any prospective purchaser of their obligations hereunder and assure that any such disclosure does not violate any agreement binding on Company. Notwithstanding the foregoing, Wachovia Capital Partners 2004, LLC (“WCP”) may, prior to Closing, transfer the Company Equity held by it to an Affiliate of WCP that assumes and agrees to perform WCP’s obligations hereunder.

6.8 Confidentiality. Except as required by Law (including Parent’s obligations under the Exchange Act) or otherwise expressly permitted hereunder, each of Purchaser, Parent, Company and Sellers shall each keep confidential and not directly or indirectly disclose or transfer any Confidential

Information other than to its Representatives, and each will use such Confidential Information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written Confidential Information obtained from the other in connection with this Agreement and the transactions contemplated hereby and shall cause all of its Representatives to whom it may have disclosed such information to do the same. Following the Closing, each Seller shall keep confidential and not directly or indirectly disclose or transfer any Confidential Information other than to its Representatives and will not use such information for its own benefit or for the benefit of any other Person (other than Company, Purchaser and Parent) and shall cause all of its Representatives to do the same; provided that the obligations of the Sellers under this sentence shall terminate (other than with respect to Intellectual Property) on the fifth anniversary of the Closing Date. Notwithstanding the foregoing limitations, (a) any information may be disclosed by any party to this Agreement in connection with the enforcement of its rights hereunder and the defense of any claims made with respect to this Agreement or the operation of Company prior to Closing (provided that any such disclosure shall be limited to the narrowest extent possible), and (b) no party to this Agreement shall be required to keep confidential or return any information that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; (iii) is developed by the receiving party independently of the disclosure by the disclosing party; (iv) is requested or required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable equity exchange), provided the other parties are given reasonable prior notice or consent thereto; or (v) relates solely to the income tax aspects and consequences of the transactions contemplated by this Agreement.

6.9 No Inconsistent Action. None of Purchaser, Parent, Company or Sellers shall take any action which is materially inconsistent with its obligations under this Agreement, that would cause any representation made by it hereunder or any other Transaction Document to be untrue or misleading in any material respect, that would make it impossible or impracticable for a condition herein to any party’s obligation to consummate the transactions contemplated hereby to be satisfied, or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

6.10 Permits. Company shall maintain all Permits that continue to be necessary in order for Company to own the Assets and continue to conduct Company’s business and its Subsidiaries’ businesses as they are then conducted in full force and effect, and will file timely, all material reports, statements, renewals applications and other filings that are required to keep such Permits in full force and effect, and will pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect.

6.11 Obligations to Employees. All obligations of the Company or any of its Subsidiaries arising from any severance, retention or similar agreements entered into prior to the Closing shall either be paid by Company prior to Closing or be deemed to be liabilities on the Estimated Closing Balance Sheet and for the purposes of determining Net Assets. For the sake of clarity, the Parent Retention Packages shall be deemed to have been entered into simultaneously with the Closing and will therefore not be deemed to be liabilities on the Estimated Closing Balance Sheet for the purposes of determining Net Assets. Nothing in this Agreement shall change the “at will” nature of the employment arrangements with any employees of the Company or any of its Subsidiaries, whether or not they become employees of the Parent or an Affiliate of the Parent.

6.12 Notification; Updates to Disclosure Schedule. Company and Sellers, on the one hand, and Purchaser and Parent on the other hand, shall promptly notify the other in writing of: (a) the discovery of any event, condition, fact or circumstance that constitutes a breach of any representation or warranty made by such party in this Agreement, (b) any known breach of any covenant or obligation of such party set forth in this Agreement; or (c) any known event, condition, fact or circumstance that may make such party’s timely satisfaction of any of the conditions set forth in Section 7 or Section 8, as applicable, impossible or unlikely. In addition, the Company and Sellers shall be required to update the Disclosure Schedules (and a certificate as to the accuracy of such update) within three (3) Business Days prior to Closing so that the representations set forth in Section 3 and Section 4 are true and correct as of the Closing Date or, in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date. Except as set forth in Section 7.1, no such notification or updated Disclosure Schedules shall have the effect of (i) amending the Disclosure Schedules provided in connection with the execution of this Agreement or (ii) constitute a waiver of any rights of Purchaser or Parent for any breach of any provision of this Agreement.

6.13 Further Action; Efforts; HSR.

(a) Each of the parties shall use its Reasonable Best Efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Each of the parties shall use its Reasonable Best Efforts to achieve all of such party’s applicable conditions to closing (which includes obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Company or any of its Subsidiaries, Purchaser and Parent as are necessary for the consummation of the transactions contemplated herein).

(b) During the period after the date hereof but prior to the Closing (the “Interim Period”), each of the parties shall promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Purchaser or Parent to own or operate all or any portion of Company’s business or any of its Subsidiaries’ businesses, the Assets or Company.

(c) Prior to the Closing Date, Company will take all necessary steps and adopt all necessary corporate/company resolutions to: (i) terminate, effective as of one day prior to the Closing Date, the Company’s 401(k) plan(s) and (ii) provide that the termination date shall be treated as the last day of the plan year for the purpose of determining those participants eligible for Company non-discretionary “employer matching contributions”. Immediately prior to such termination, Company will make all contributions: (i) necessary or required to maintain the tax-qualified status of the Company 401(k) plan and (ii) for elective deferrals made pursuant to the Company 401(k) plan for the period prior to termination.

(d) Purchaser and Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the Cognizant Agency that they will not recommend that Company’s or any of its Subsidiaries’ security clearances be revoked, suspended or downgraded as a result of the consummation of the transactions contemplated hereby. Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company or any of its Subsidiaries, and their respective employees, from being revoked, suspended or downgraded.

(e) Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act (and any applicable foreign antitrust laws) with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act (and any applicable foreign antitrust laws). Without limitation of the foregoing, the parties hereto and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto. The parties shall use their Reasonable Best Efforts to obtain early termination of the applicable waiting period under the HSR Act. Notwithstanding anything herein to the contrary, none of Parent, Purchaser or any of their Affiliates shall be required to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority and none of Parent, Purchaser or any of their Affiliates shall be obligated to contest, administratively or in court, any ruling, order or other action of any Governmental Authority or private party respecting the transactions contemplated by this Agreement.

(f) The Company agrees that no later than seventeen (17) months following the Closing, Constella Futures Nigeria Limited will be owned by Constella Futures Holding, LLC and Constella Futures International, LLC.

(g) The Company agrees to take, or to cause to be taken, any and all actions (including without limitation consents by the directors, managers, officers, stockholders or members, as applicable, of each of the Subsidiaries) necessary to provide evidence reasonably acceptable to Purchaser that the capitalization and the minute books and records of the proceedings of each Subsidiary are true, correct and complete in all material respects.

6.14 Consent of Holders of Preferred Units. By their execution hereof, each Seller that is a holder of Preferred Units hereby (a) consents to the repurchase of such Preferred Units under the terms and conditions set forth in this Agreement and Section 11.1 of the Operating Agreement, (b) waives any notice required under the Operating Agreement with respect to the repurchase of such Preferred Units under the terms and conditions set forth in this Agreement and Section 11.1 of the Operating Agreement, and (c) subject to payment to such Seller of the Preferred Repurchase Price, waives any other rights to have such Preferred Units redeemed under the Operating Agreement or otherwise.

6.15 Termination of Operating Agreement. The Sellers hereby agree that, upon the Closing, the Operating Agreement shall be amended and restated without any further liability of the Company to any Seller in their capacity as a Member, and no Seller shall have any rights against, or obligations to, the Company or Purchaser as a Member under the Operating Agreement; provided that, solely as among the Sellers, the provisions of Articles III and IV of the Operating Agreement shall continue to govern as to allocation of profits and losses and distributions through the Closing.

6.16 Earn-Outs. (a) The parties hereto acknowledge and agree that (i) the Company may, in the future, owe Earn-Outs to the applicable third parties identified on Schedule EO (each, an “Earn-Out Seller”) pursuant to written agreements with the Earn-Out Sellers which agreements are identified on Schedule 3.13(a)(vii) (each, an “Earn-Out Agreement”) and (ii) except as otherwise expressly set forth in Section 6.16(d), the Earn-Outs, if and when due, shall be satisfied in full from the Earn-Out Escrow Account.

(b) As promptly as reasonably practical, but in any event at least fifteen (15) Business Days before the date (the “Earn-Out Due Date”) that the Company is required to provide its calculation of the Earn-Out payment (each such payment, an “Earn-Out Payment”) to the applicable Earn-Out Seller, the Purchaser shall provide to or make available to the Seller Representative all of the books, records and other documents

(including work papers) within the possession of the Parent or its Subsidiaries necessary for Seller Representative or his agents to calculate the Earn-Out Payment. Except to the extent that disclosure is required by the applicable Earn-Out Agreement, all such books, records and other documents (including work papers) shall be treated as Confidential Information pursuant to Section 6.8. At least five (5) Business Days before the Earn-Out Due Date, the Seller Representative shall provide to the Purchaser its calculation of the applicable Earn-Out Payment (the “Earn-Out Calculation”) accompanied by information sufficient to support the calculation of such Earn-Out Payment, which shall not show an Earn-Out Payment that is greater than the maximum amount that can be owed at that time to the applicable Earn-Out Seller pursuant to the applicable Earn-Out Agreement. No later than the Earn-Out Due Date, the Seller Representative shall provide to the applicable Earn-Out Seller its calculation of the applicable Earn-Out Payment accompanied by information required to be provided pursuant to the applicable Earn-Out Agreement. The Seller Representative and the applicable Earn-Out Seller shall then proceed to determine the amount of such Earn-Out Payment pursuant to the procedures set forth the applicable Earn-Out Agreement.

(c) Subject to Section 6.16(d) and Section 6.16(e), upon the Earn-Out Seller and the Seller Representative agreeing in writing in a form reasonably acceptable to the Purchaser that the Earn-Out Calculation accurately reflects the Earn-Out Payment required under the applicable Earn-Out Agreement (such agreed upon amount, the “Agreed Earn-Out Payment Amount”) or, in the absence of such agreement, upon the determination of the amount of such Earn-Out Payment pursuant to the procedures set forth in the applicable Earn-Out Agreement (the “Determined Earn-Out Payment Amount”), then the Seller Representative and the Purchaser shall execute written instructions to the Escrow Agent to release (i) the Agreed Earn-Out Payment Amount or the Determined Earn-Out Payment Amount to the applicable Earn-Out Seller and (ii) the amount by which the Earn-Out payment amount set forth on Schedule EO with respect to such Earn-Out Payment exceeds the Agreed Earn-Out Payment Amount (or, as the case may be, the Determined Earn-Out Payment Amount) to Sellers and Option Holders pursuant to their Purchase Price Pro Rata Percentages, together with interest allocable to such amount.

(d) Notwithstanding anything to the contrary in Section 6.16(c), if the Company has the right, in the sole discretion of the Purchaser, to offset any indemnity or other claims against the applicable Earn-Out Seller on the date that the applicable Earn-Out Payment is to be made (the amount of any offset, the “Offset Amount”), upon the written request of the Purchaser to the Seller Representative, the joint written instructions of the Purchaser and the Seller Representative shall provide that the Escrow Agent release (i) the Agreed Earn-Out Payment Amount (or, as the case may be, the Determined Earn-Out Payment Amount) less the Offset Amount to the applicable Earn-Out Seller, (ii) the Offset Amount to the Purchaser and (iii) the amount by which the Earn-Out payment amount set forth on Schedule EO with respect to such Earn-Out Payment exceeds the Agreed Earn-Out Payment Amount (or, as the case may be, the Determined Earn-Out Payment) to Sellers and Option Holders pursuant to their Purchase Price Pro Rata Percentages, together with interest allocable to such amount. If Purchaser requests that Seller Representative execute joint written instructions which include the payment of an Offset Amount to the Purchaser, then Purchaser hereby agrees to indemnify and hold harmless Seller Representative, Sellers and the directors of the Company as of the date hereof against and from and in respect of any and all Losses which are incurred by virtue of or result from any claim by the applicable Earn-Out Seller that the Offset Amount should have been paid to the applicable Earn-Out Seller.

(e) Notwithstanding anything to the contrary in Section 6.16(c) and Section 6.16(d), in connection with any Earn-Out Payment related to the Earn-Out Agreement identified as Item 1 on Schedule 3.13(a) (the “LRA Agreement”), unless all such amounts that would otherwise be paid to the applicable Earn-Out Seller are paid to Purchaser as Offset Amounts, an amount up to the first $1 million that would otherwise be paid to such Earn-Out Seller shall be paid into an escrow account pursuant to LRA Agreement and the documents executed in connection therewith. In such circumstances, Purchaser and Seller Representative agree to execute joint written instructions that include the payment of this $1 million into escrow.

(f) If the Earn-Out Seller and the Seller Representative do not agree in writing in a form reasonably acceptable to the Purchaser that the Earn-Out Calculation accurately reflects the Earn-Out Payment required under the applicable Earn-Out Agreement, then all such disputed amounts shall remain in the Earn-Out Escrow Fund until they do so agree or until such disputed amounts are directed to be disbursed pursuant to the procedures in the applicable Earn-Out Agreement.

(g) Notwithstanding anything to the contrary in this Section 6.16, Purchaser and Parent acknowledge that the Seller Representative shall have the right to negotiate a cash settlement of any Earn-Out following the date hereof (whether prior or subsequent to the Closing), provided that Purchaser approve all documents that any Purchaser Party must enter into in connection therewith (such approval not to unreasonably be withheld) and no cash settlement amount in connection with any individual Earn-Out shall exceed the amount of the applicable Earn-Out listed on Schedule EO. In the event of any such settlement, the Seller Representative and Purchaser shall execute and deliver to Escrow Agent a joint written instruction to pay, in immediately available funds, (i) the cash settlement amount with respect to such Earn-Out to the applicable Earn-Out Seller and (ii) to Sellers and Option Holders pursuant to their Purchase Price Pro Rata Percentages, the amount by which the Earn-Out listed on Schedule EO exceeds the settlement amount for such Earn-Out, together with interests applicable to such amount.

7. CONDITIONS TO PURCHASER’S AND PARENT’S OBLIGATIONS. The obligations of Purchaser and Parent to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

7.1 Representations and Warranties. The representations and warranties of Company and Sellers to Purchaser and Parent contained herein (and in any certificates delivered by Company and Sellers pursuant hereto including the certificate set forth in Section 6.12) will be true and correct in all respects as of the Closing Date (or, if such representations and warranties expressly relate to an earlier date, as of such earlier date), except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to cause or result in a Material Adverse Effect. Unless otherwise agreed in writing by the Seller Representative, if the Purchaser or Parent waives noncompliance with this condition and the Closing occurs (even though the Company or the Sellers have identified in writing to Purchaser or Parent that a specific failure would reasonably be expected to cause or result in a Material Adverse Effect), the Purchaser or Parent shall also waive any right to seek indemnification only in connection with such Material Adverse Effect so identified by the Company or the Sellers; provided however, that the foregoing shall not waive the right of the Purchaser or Parent to seek indemnity for any breach that does not constitute a Material Adverse Effect or that is not so identified by the Company or the Sellers.

7.2 Compliance with Covenants. All of the covenants to be complied with and performed by Company and Sellers on or before the Closing Date shall have been duly complied with and performed in all material respects.

7.3 Closing Documents. On the Closing Date, Company and/or Sellers shall have delivered or caused to be delivered to Purchaser or Parent the duly executed closing documents as specified in Section 9.1 hereof.

7.4 Required Consents. Company and/or Sellers shall have delivered or caused to be delivered to Purchaser or Parent the consents, Permits, waivers, authorizations, orders and other approvals listed in Schedule 7.4, which shall be in form and substance reasonably acceptable to Parent, and all such consents, Permits, waivers, authorizations, orders and other approvals shall be in full force and effect. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

7.5 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or action, claim, suit or proceeding shall be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, which would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of Company or any of its Subsidiaries, Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Company Equity or the right of Purchaser and Company to operate Company’s business or any of its Subsidiaries’ businesses as currently operated; provided, however, that this condition may not be invoked by Purchaser if any such action, suit or proceeding was initiated by Purchaser.

7.6 Execution of Key Employee Non-Competition Agreements and Retention Agreements. Each member of the Core Group and at least 50% of the Key Personnel that are not members of the Core Group shall have entered into each of the following: (a) one of the two agreements in substantially in the forms of Exhibit C-1 or Exhibit C-2 hereto (each, a “Key Employee Non-Competition Agreement”), (b) the Parent’s standard Non-Disclosure, Non-Solicitation & Assignment of Inventions Agreement, substantially in the form of Exhibit F hereto (the “Standard Employee NDAs”), and (c) a Retention Agreement substantially in the form of Exhibit D (the “Retention Agreements”). Each Key Employee that is a United States resident shall be required to execute the Key Employee Non-Competition Agreement in the form of Exhibit C-1 to satisfy the requirements of Section 7.6 and each Key Employee that is a United Kingdom resident shall be required to execute the Key Employee Non-Competition Agreement in the form of Exhibit C-2 to satisfy the requirements of Section 7.6.

7.7 Execution of Seller Non-Competition Agreement. Mr. Holzworth shall have entered into a Non-Competition Agreement with Purchaser, substantially in the form of Exhibit E hereto (the “Seller Non-Competition Agreement”).

7.8 Termination of 401(k) Plan. The Company shall have terminated its 401(k) plan.

7.9 Option Amendment and Release Agreements. Each Option Holder shall have entered into an Option Amendment and Release Agreement, which, by its terms, remain in effect through the Closing.

7.10 No Material Adverse Effect. There shall have been no Material Adverse Effect during the period from the date of this Agreement to the Closing.

7.11 Related Party Transactions. The Company shall have terminated all transactions set forth on Schedule 3.24, other than at-will employment arrangements. All holders of equity securities of Constella Futures Nigeria Limited (other than Constella Futures Holding, LLC and Constella Futures International, LLC) shall have executed and delivered reasonable and customary documentation (which, to the extent permitted by law, shall include a voting proxy in favor of Constella Futures Holding, LLC and Constella Futures International, LLC) effecting the transfer of such securities to Constella Futures Holding, LLC and Constella Futures International, LLC.

7.12 Special Matter. With respect to the item described in Schedule 3.15(b) and the matters referred to therein (“Special Matter”), (i) Company shall have conducted and completed, with the assistance of counsel, an on site investigation of the Special Matter (the “Investigation”) using an independent audit firm reasonably satisfactory to Purchaser, and Purchaser hereby consents to PricewaterhouseCoopers as such independent audit firm, (ii) Company, either directly or through counsel, shall have provided to Purchaser the conclusions of the Investigation, (iii) Company shall have taken and completed all reasonable actions required to address any issues identified in the Investigation that need to be addressed (or to the extent that such actions cannot be completed within sixty (60) days after the date hereof, such actions shall have been commenced and diligently pursued during such sixty (60) day period), including instituting any disciplinary actions against Company personnel as recommended in the Investigation, and (iv) the Investigation shall not have revealed any facts or items which constitute either a Material Adverse Effect on Company or a Parent Material Adverse Effect.

8. CONDITIONS TO COMPANY’S AND SELLERS’ OBLIGATIONS. The obligations of each of Company and Sellers to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

8.1 Representations and Warranties. The representations and warranties of Purchaser and Parent to Company and Sellers contained herein (and in any certificates delivered by Purchaser or Parent pursuant hereto) that are qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct as of the Closing Date (or, if such representations and warranties expressly relate to an earlier date, as of such earlier date) and the representations and warranties of Purchaser and Parent to Company and Sellers contained herein (and in any certificates delivered by Purchaser or Parent pursuant hereto) that are not so qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date (or, if such representations and warranties expressly relate to an earlier date, as of such earlier date), in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties.

8.2 Compliance with Covenants. All of the covenants to be complied with or performed by Purchaser or Parent on or before the Closing Date shall have been duly complied with and performed in all material respects.

8.3 Closing Documents. On the Closing Date, Purchaser or Parent shall have delivered to Company and/or Sellers duly executed closing documents, as specified in Section 9.2 below.

8.4 Required Consents. The Purchaser and Parent have received the consents, Permits, waivers, authorizations, orders and other approvals listed on Schedule 8.4. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

8.5 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor shall any action, claim, suit or proceeding be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of Company or any of its Subsidiaries, Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Company Equity or the right of Purchaser and Company to operate Company’s business and its Subsidiaries’ businesses as currently operated; provided, however, that this condition may not be invoked by Sellers if any such action, suit or proceeding was initiated by Sellers.

8.6 Execution of Retention Agreements. Parent shall each have entered into a Retention Agreement substantially in the form of Exhibit D with each Key Employee that executes the applicable Key Employee Non-Competition Agreement, a Standard NDA, and a Retention Agreement.

9. CLOSING; CLOSING DOCUMENTS.

9.1 Closing Documents to be Delivered by Company and Sellers. On the Closing Date, Company, Sellers and Seller Representative shall deliver to Purchaser:

(a) The minutes books and seals of the Company and its Subsidiaries (and to the extent that any exist, the certificates representing any securities of the Subsidiaries);

(b)(i) copies of resolutions of Company’s Board of Managers and, if necessary, equity holders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of Company’s Articles of Organization and Operating Agreement, as amended, all as certified by Company’s secretary; and (ii) for each of the Company’s Subsidiaries, such Subsidiary’s Articles of Incorporation/Formation and Bylaws/Operating Agreement, as amended, all as certified by the applicable Subsidiary’s corporate/company secretary;

(c)(i) Company shall deliver to Purchaser and Parent a certificate to the effect that each of the conditions specified in Sections 7.1, 7.2, 7.5 and 7.11 is satisfied in all respects with respect to Company and attaching and certifying to the accuracy in all material respects of the information referenced in Section 6.6 and (ii) each Seller shall deliver to Purchaser and Parent a certificate to the effect that each of the conditions specified in Sections 7.1 and 7.2 is satisfied in all respects with respect to such Seller;

(d) the consents, Permits, waivers, approvals and notices contemplated by Section 7.4 hereof;

(e) a cross-receipt executed by each Seller, in a form reasonably satisfactory to Purchaser and Sellers;

(f) an IRS Form W-9, completed by each Seller, in a form reasonably satisfactory to Purchaser;

(g)(i) certificates from the State of North Carolina and from each jurisdiction where Company is qualified to do business as a foreign limited liability company, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing (or the state, foreign or other jurisdictional equivalent) of Company in such jurisdictions and (ii) for each Subsidiary of the Company, certificates from its jurisdiction of incorporation/formation and from each jurisdiction where it is qualified to do business as a foreign entity, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing (or the state, foreign or other jurisdictional equivalent) of such Subsidiary in such jurisdictions;

(h) an affidavit of non-foreign status of each of Sellers dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Regulations thereunder such that Purchaser is exempt from withholding any portion of the Purchase Price;

(i) certain opinion from counsel to the Company, certain of the Subsidiaries, and the Sellers, addressed to Purchaser and Parent and their successors, dated as of the Closing Date, in the forms attached hereto as Exhibit G;

(j) the Key Employee Non-Competition Agreements, Standard Employee NDAs, and Retention Agreements referenced in Section 7.6, executed by those Key Employees necessary to satisfy the condition set forth in Section 7.6;

(k) the Seller Non-Competition Agreement referenced in Section 7.7;

(l) the Escrow Agreement executed by the Seller Representative;

(m) the Final Certificate and Flow of Funds Memorandum signed by the Company, the Sellers, the Seller Representative and certain service providers of the Company that are receiving payments identified therein;

(n) evidence of the termination of the Company’s 401(k) plan in a form acceptable to Purchaser; and

(o) resignations effective immediately following the Closing of each of the directors, managers and officers of the Company and each of its Subsidiaries.

9.2 Closing Documents to be Delivered by Purchaser or Parent. On the Closing Date, Purchaser or Parent shall deliver to Sellers, and Seller Representative or the third parties referenced in Section 2.2(c), as applicable:

(a) the Closing Date Purchase Price as provided in Section 2;

(b) Purchaser and Parent shall deliver to Company and Sellers a certificate to the effect that each of the conditions specified in Sections 8.1, 8.2 and 8.5 is satisfied in all respects;

(c) the consents, Permits, waivers, approvals and notices contemplated by Section 8.4 hereof;

(d) an executed cross-receipt, in a form reasonably satisfactory to Purchaser and Sellers;

(e) the Retention Agreements executed by the Parent; and

(f) the Escrow Agreement executed by the Purchaser.

9.3 Other Closing Documents and Actions. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.

9.4 Timing. By mutual agreement of the parties, the Closing may take place by conference call and facsimile with exchange of original signatures by overnight mail. To the extent permitted by Law and GAAP, for tax and accounting purposes, the parties shall treat the Closing as being effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

10. TERMINATION.

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of Sellers and Purchaser;

(b) by Purchaser, if Sellers or Company have committed a material breach of any provision of this Agreement that has not been cured within fifteen (15) days of written notice of such material breach;

(c) by Company and Sellers, if Purchaser has committed a material breach of any provision of this Agreement that has not been cured within fifteen (15) days of written notice of such material breach;

(d) by either Purchaser or Seller Representative if an order, decree, ruling, judgment or injunction has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

(e) by Purchaser or Seller, upon written notice to the other party, if the Closing has not occurred before 5 p.m., Fairfax, VA time, on August 20, 2007, other than as a result of the terminating party’s breach of this Agreement.

10.2 Effect of Termination. If this Agreement is terminated as provided in Section 10.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the confidentiality obligations of Purchaser, Parent, Sellers and Company described in Section 6.8 will survive any such termination; provided further that no such termination will relieve Purchaser, Parent, Sellers or Company from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of such breach the parties hereto shall be entitled to exercise any and all remedies available under Law or equity in accordance with this Agreement.

11. INDEMNIFICATION.

11.1 Indemnification by the Sellers.

(a) Sellers (pursuant to this Agreement) and Option Holders (pursuant to their respective Option Amendment and Release Agreements), up to their respective Purchase Price Pro Rata Percentages of the Escrow Account in connection with payments that are from the Escrow Account, and Sellers, up to their respective Common Pro Rata Percentages of each applicable Loss in connection with payments that are not from the Escrow Account, shall indemnify and hold Purchaser, Parent, their Affiliates and Company (from and after the Closing) and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Purchaser Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (i) the inaccuracy in or breach of any representation or warranty made by Company in this Agreement or any certificate executed in connection herewith, or (ii) the non-fulfillment by the Company of any unwaived covenant, obligation or agreement required to be performed by it prior to the Closing, in each case as contained in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto.

(b) Sellers, up to their respective Common Pro Rata Percentages of the Escrow Account in connection with payments that are from the Escrow Account, shall indemnify and hold the Purchaser Parties harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (i) the inaccuracy in or breach of any representation or warranty made by any Seller in this Agreement or any certificate executed in connection herewith or (ii) the non-fulfillment or breach of any unwaived covenant, obligation or agreement, in each case as made by or on behalf of any Seller in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto.

(c) Each Seller, in connection with payments that are not from the Escrow Account, shall indemnify and hold the Purchaser Parties harmless against and from and in respect of any and all Losses not to be paid from the Escrow Account, which are incurred by virtue of or result from (i) the inaccuracy in or breach of any representation or warranty made by such Seller in this Agreement or any certificate executed in connection herewith or (ii) the non-fulfillment or breach of any unwaived covenant, obligation or agreement, in each case as made by or on behalf of such Seller in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto.

(d) For the sake of clarity and the avoidance of doubt, two examples of the Sellers’ indemnification obligations are set forth on Schedule 11.1(d).

11.2 Indemnification by the Purchaser and Parent. The Purchaser and Parent, jointly and severally, agree to indemnify Company (prior to the Closing, to the extent the Closing does not occur) and each Seller, its Affiliates and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Seller Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) the inaccuracy in or breach of any representation or warranty made by Purchaser or Parent in this Agreement or any certificate executed in connection herewith or (b) the non-fulfillment or breach of any unwaived covenant, obligation or agreement, in each case as made by or on behalf of the Purchaser or Parent in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto.

11.3 Special Indemnities. Sellers (pursuant to this Agreement) and Option Holders (pursuant to their respective Option Amendment and Release Agreements), up to their respective Purchase Price Pro Rata Percentages of the Escrow Account in connection with payments that are from the Escrow Account, and Sellers, up to their respective Common Pro Rata Percentages of each applicable Loss in connection with payments that are not from the Escrow Account, shall indemnify the Purchaser Parties for any Losses related to (a) the payment of the Tax Refund to the Sellers and Option Holders pursuant to Section 2.8 followed by the subsequent obligation of the Company to return all or part of the Tax Refund to any Taxing Authority, (b) except in connection with claims related to Offset Amounts paid the Purchaser, the payment of Earn-Outs, (c) the matters set on (i) subject to the next sentence, Schedule 3.1(b), item N, subsection (a), (ii) Schedule 3.33(c), item 5 and item 12, (iii) Schedule 3.17(b), item 3; Schedule 3.17(d), item 1; and Schedule 3.17(l), items 1 and 2, and (iv) Schedule 3.15(b), and/or (d) the failure to obtain any consent or approval listed on Schedule 3.6 or Schedule 3.13(a)(i), whether or not listed on Schedule 7.4 (“Special Items Indemnity Claims”). For the avoidance of doubt, (A) any general filing fees, costs and expenses related to formation of entities or filings fees, costs and expenses related to qualifications to do business in connection with the matters set forth on Schedule 3.1(b), item N, subsection (a) shall not be part of a Special Items Indemnity Claim related thereto, but (B) any penalties, late fees, interest, or similar charges in connection with the prior failure to pay general filing fees, costs and expenses related to formation of entities or fees, costs and expenses related to qualifications to do business in connection with the matters set forth on Schedule 3.1(b), item N, subsection (a) shall be part of a Special Items Indemnity Claim related thereto

11.4 Survival of Representations and Warranties. Notwithstanding any right of the Purchaser and Parent fully to investigate the affairs of Company and Sellers and notwithstanding any Knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations and warranties of each of Sellers and Company contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, after the Closing (a) the representations and warranties made in Sections 3.1, 3.2(a), 3.3, 3.4, 3.5, 4.1, 4.2, and 4.3, and any and all claims based upon fraud shall survive indefinitely; (b) the representations and warranties made in Sections 3.17, 3.19, 3.21, 3.29 and 3.33 shall survive until fifteen (15) days after the expiration of the applicable statute of limitation; and (c) all other representations and warranties shall survive until the date eighteen (18) months after the Closing Date. Each representation and warranty described in clauses (a), (b) and (c), and any related indemnity claim or right, shall further survive if the party asserting such claim shall have in good faith provided written notice of the breach of or inaccuracy in such representation or warranty on or prior to the applicable date referenced in clauses (a), (b) and (c) to the party against which such claim is asserted, identifying such breach or inaccuracy in reasonable detail. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely.

11.5 Certain Limitations on Indemnification Obligations.

(a) Except as otherwise expressly provided in this Section 11, the Purchaser Parties and Seller Parties shall not be entitled to receive any indemnification payments under Section 11.1 or 11.2 in connection with the inaccuracy in or breach of any representation or warranty, until the aggregate amount of Losses incurred by the Purchaser Parties or Seller Parties, as the case may be, exceed Three Hundred Thousand Dollars ($300,000) (the “Deductible Amount”), and thereafter, the Sellers or the Purchaser and Parent, as the case may be, shall only be liable for Losses greater than the Deductible Amount.

(b) Except as otherwise expressly provided in this Section 11, the maximum aggregate amount of indemnification payments under this Section 11 in connection with the inaccuracy in or breach of any representation or warranty which the Purchaser Parties or Seller Parties shall be entitled to receive, upon the triggering of any indemnification obligation hereunder, shall not exceed Nineteen Million Five Hundred Thirty Seven Thousand Five Hundred Dollars ($19,537,500).

(c) Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Losses related to (i) Special Items Indemnity Claims, (ii) adjustments to the Purchase Price pursuant to Section 2.4, and/or (iii) any and all breaches of the representations and warranties in Section 3.17, 3.19, 3.29 or 3.33 or set forth in Section 11.4(a) shall not be subject to either the Deductible Amount set forth in Section 11.5(a) or the maximum aggregate indemnification limitation set forth in Section 11.5(b) and shall not be used in calculating whether the maximum aggregate indemnification limitation set forth in Section 11.5(b) has been met, provided that any indemnification payments based upon or any Losses related to the foregoing shall not exceed the Purchase Price.

(d) Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Losses related to any and all claims of fraud shall not be subject to either the Deductible Amount set forth in Section 11.5(a) or the maximum aggregate indemnification limitation set forth in Section 11.5(b)) and shall not be used in calculating whether the maximum aggregate indemnification limitation set forth in Section 11.5(b) has been met.

(e) Notwithstanding anything to the contrary in this Agreement, the maximum liability of any Seller under this Section 11 shall not exceed the Seller Payment received by such Seller. Notwithstanding anything to the contrary in this Agreement, the maximum liability of any Option Holder under this Section 11 shall not exceed the Escrow Account (including any interest or other increases thereon) that such Option Holder is deemed to have contributed to the Escrow Account.

(f) Except in connection with certain adjustments to the Purchase Price pursuant to Section 2.4 (which explicitly provides for certain amounts, at the option of the Purchaser, to be paid directly by Sellers), any indemnity claims of Purchaser Parties hereunder for breach of this Agreement or the Escrow Agreement that are finally determined to be due and owing by the Seller Parties shall first be satisfied through disbursements from the Escrow Account.

11.6 Defense of Claims. In the case of any claim for indemnification under Sections 11.1, 11.2 or 11.3 arising from a claim of a third party (including the IRS or any other Governmental Authority), an indemnified party shall give prompt written notice and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party’s receipt of notice of such claim, to the indemnifying party of any claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder, which notice shall describe such claim in reasonable detail. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand in its name and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party or alleges criminal misconduct or seeks damages greater than the amounts that the Sellers are required to indemnify under this Agreement; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor (subject to the limitations set forth herein). If the indemnifying party elects, and is entitled, to compromise or defend such claim, it shall within twenty (20) days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand; provided that the indemnified party shall pay the fees and expenses of any separate counsel retained by it. If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim (provided that the indemnifying party shall have the right to participate in the defense thereof at its own expense and with counsel selected by it). The indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent not to be unreasonably withheld or delayed). The indemnified party shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

11.7 Non-Third Party Claims. Any claim which does not result from a third party claim shall be asserted by a written notice to the other party or parties and shall be identified as an “DIRECT INDEMNITY CLAIM NOTICE.” The recipient of such notice shall have a period of thirty (30) days after receipt of such notice within which to respond thereto. During such thirty (30) day period, the recipient shall have the right to cure any applicable breach of this Agreement. If the recipient does not respond within such thirty (30) days and does not cure the applicable breach, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable Law subject, in each case, to the limitations set forth in this Agreement, including this Section 11.

11.8 Liability of the Company. Purchaser and Parent shall not be required after the Closing to make any claim against Company in respect of any representation, warranty, covenant or any other obligation of Company to Purchaser or Parent hereunder or under any other Transaction Document to which Company is a party. Notwithstanding anything herein to the contrary, Purchaser and Parent retain, and nothing contained in this Section 11.8 shall in any way waive or limit, their rights to bring claims against Sellers in respect of a breach of any representation or warranty of Company or any Seller, or the non-fulfillment by Seller of any covenant or agreement, in each case to the extent described in Section 11.1.

11.9 Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

11.10 Determination of Adverse Consequences. For the purposes of this Section 11, with respect to any claim for indemnification, indemnifiable Losses shall be reduced by (a) any amounts related to such Losses already reserved on the Estimated Closing Balance Sheet for the purposes of computing Actual Net Assets, (b) any amounts actually received by the claiming party in respect of claims under any third party indemnification agreements (including any agreement relating to the acquisitions of Prior Acquisition Entities), and (c) to the extent such Losses relate to the payment of Taxes pursuant to the Special Items Indemnity Claims set forth in Sections 11.3(c)(i) or (iii), the amount of any Tax credits that are under applicable Laws used by the Purchaser Parties to reduce United States federal income tax in the year that the payment of such Taxes is due. Upon making payment in full in respect of any claim for indemnification, an indemnifying party shall, to the extent of such payment, be subrogated to all rights of the claiming party against any third party in respect of such claim; provided that the indemnifying party hereby agrees that it will not file an legal action against any current customer or current subcontractor of the Parent, the Company or their Affiliates. In addition, Losses for which indemnification is provided pursuant to Section 11 of this Agreement shall be net of any amounts that are actually recovered by the Purchaser Parties under any insurance policy with respect to such Losses (and any such recovery related to Losses for which the Purchaser Parties have previously been indemnified shall be repaid to the Seller Parties, subject to the limitations set forth in subsection (i) below); provided, however, that (i) amounts actually recovered by the Purchaser Parties or Seller Parties under any insurance policy with respect to such Losses shall be net of the cost of collection thereof, any retroactive premium adjustment on account of such Losses, and the present value of any increases in insurance premiums on the account of such Losses, (ii) Purchaser Parties shall be obligated to use only the same efforts they would use to pursue collection under insurance policies for themselves, consistent with their past practices, (iii) any obligation to seek insurance coverage shall not apply to any self-insurance programs or policies, (iv) if insurance is available under the policy described in the definition of Seller Expenses, the parties will look to coverage first under that policy, and (v) in connection with claims involving less than $500,000, no party, under any circumstances, shall be obligated to pursue litigation against the applicable insurer.

11.11 No Waiver. The foregoing indemnification provisions in this Section 11 (including the provisions of Section 11.4 and Section 11.5) do not (a) waive or affect any claims for fraud or willful misconduct to which any party may be entitled, or shall relieve or limit the liability of any party from any liability arising out of or resulting from fraud or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein and (b) waive or affect any equitable remedies to which any party may be entitled.

11.12 No Right of Contribution. Sellers shall have no right to seek contribution from Company or any of its Subsidiaries, Purchaser or Parent with respect to all or any part of any of a Seller’s indemnification obligations under this Section 11.

11.13 Exclusive Remedy. Except as set forth in the next sentence, the remedies provided for in this Section 11 shall be the sole and exclusive remedies of the parties hereto and their Affiliates and their respective shareholders, trustees, officers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement or the Escrow Agreement. The foregoing shall not limit any party’s rights related to claims of fraud or willful misconduct or to seek equitable remedies (which may be enforced without the posting of a bond or other security) and shall not limit any claims related to the Transaction Documents other than this Agreement or the Escrow Agreement.

11.14 Other Indemnifications Matters.

(a) Mr. Holzworth has full and complete control over Holzworth Holdings, Inc., a Seller, which is a substantial equity holder of the Company. As such, Mr. Holzworth will receive material benefit from the transactions contemplated by this Agreement and the other Transaction Documents. By execution of this Agreement, Mr. Holzworth acknowledges that he receives a material benefit under the terms and conditions of the transactions contemplated by this Agreement and the other Transaction Documents, and accordingly, Mr. Holzworth hereby absolutely, unconditionally and irrevocably guarantees full and prompt performance (and, if applicable, payment) of the obligations of Holzworth Holdings, Inc. under this Agreement and the other Transaction Documents to which it is a party.

(b) The Trust is a substantial equity holder in Holzworth Holdings, Inc., a Seller, which is a substantial equity holder of the Company. As such, the Trust will receive material benefit from the transactions contemplated by this Agreement and the other Transaction Documents. By execution of this Agreement, the Trust acknowledges that it receives a material benefit under the terms and conditions of the transactions contemplated by this Agreement and the other Transaction Documents, and accordingly, the Trust hereby absolutely, unconditionally and irrevocably guarantees full and prompt performance (and, if applicable, payment) of 15.5% of the obligations of Holzworth Holdings, Inc. under this Agreement and the other Transaction Documents to which it is a party for a period of three years. The conclusion of the foregoing three year period shall not effect in any manner the guarantee of Mr. Holzworth set forth in Section 11.14(a).

(c) Charles G. Lineberry and Cathy Frieden Lineberry (the “LRA Individuals”) are substantial equity holders of Sunrise Therapeutics, LLC, which is a Seller. As such, the LRA Individuals will receive material benefit from the transactions contemplated by this Agreement and the other Transaction Documents. By execution of this Agreement, the LRA Individuals each acknowledge that each will receive a material benefit under the terms and conditions of the transactions contemplated by this Agreement and the other Transaction Documents, and accordingly, each hereby absolutely, unconditionally and irrevocably guarantees full and prompt performance (and, if applicable, payments) of the obligations of Sunrise Therapeutics, LLC under this Agreement and the other Transaction Documents to which it is a party.

(d) Holzworth Holdings, Inc. has transferred Company Equity to the Charity Sellers immediately prior to the date hereof. By execution of this Agreement, (i) Mr. Holzworth and the Trust each acknowledge and agree that if the Charity Sellers would otherwise be liable for any indemnity obligations under this Agreement in an amount greater than the portion of the Escrow Account (including any interest or other increases thereon) that the Charity Sellers are deemed to have contributed to the Escrow Account (such greater amounts, the “Additional Charity Seller Indemnity Obligations”), then each of Holzworth Holdings, Inc., Mr. Holzworth and the Trust will be absolutely, unconditionally and irrevocably liable for the full and prompt performance (and, if applicable, payments) of the Additional Charity Seller Indemnity Obligations and (ii) the Purchaser and Parent agree that they will only seek indemnity in connection with the Additional Charity Seller Indemnity Obligations from Holzworth Holdings, Inc., Mr. Holzworth and the Trust and not seek indemnity in connection with the Additional Charity Seller Indemnity Obligations from the Charity Sellers, provided, however, that the Trust shall only be liable for 15.5% of any obligations of Holzworth Holdings, Inc. under this Agreement and the other Transaction Documents to which it is a party for a period of three years. The conclusion of the foregoing three year period shall not effect in any manner the guarantee of Mr. Holzworth set forth in this Section 11.14(d).

11.15 Prohibited Losses. No Purchaser Party shall pay any Taxes described in the Special Items Indemnity Claims set forth in Sections 11.3(c)(i) or (iii) and seek indemnity for Losses related to such Taxes, unless such Purchaser Party determines, in a good faith, that such Taxes are due under applicable Law.

12. POST CLOSING MATTERS. Following the Closing Date, the parties agree as follows:

12.1 Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 11 hereof). Sellers acknowledge and agree that from and after the Closing Purchaser will be entitled to possession of and Sellers will provide to Purchaser all documents, books, records (including Tax records), agreements, corporate/company minute books and financial data of any sort relating to Company and its Subsidiaries; provided, however, that Sellers shall have full access to such records during business hours upon reasonable prior notice, so long as such records are to be used for a reasonable purpose (other than those records which are related to matters involving a dispute, suit or claim between or among parties).

12.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i)any transaction contemplated under this Agreement or (ii)any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving Company or any of its Subsidiaries, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 11 hereof). This provision shall be inapplicable to any direct claims between the Sellers or their representatives or Affiliates on the one hand and the Company, the Purchaser, the Parent or their representatives or Affiliates on the other hand.

12.3 Transition. Neither any Seller nor Company will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company or any of its Subsidiaries from maintaining the same business relationships with Company or its Subsidiaries after the Closing as it maintained with Company or its Subsidiaries prior to the Closing. Each Seller will refer all customer inquiries relating to the business of Company or its Subsidiaries to Company from and after the Closing.

12.4 Confidentiality. Section 6.8 includes certain obligations of the Sellers to protect Confidential Information. If any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 12.4. If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use its Reasonable Best Efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

12.5 Books and Records. Each party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”). The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 12.5 shall be kept confidential pursuant to Section 12.4 (which shall continue to apply to this extent following the Closing Date) by the party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use. This provision shall be inapplicable to any direct claims between the Sellers or their representatives or Affiliates on the one hand and the Company, the Purchaser, the Parent or their representatives or Affiliates on the other hand.

12.6 Cooperation and Records Retention. Company and Sellers on the one hand and Purchaser and Parent on the other hand each shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for any Taxes; (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period; and (iv) cooperate with respect to closing the books of Company and filing a tax return for Company as of the Closing Date. The party requesting any such assistance or information shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such assistance or information.

12.7 Tax Matters.

(a) Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. No later than twenty (20) days prior to filing, Sellers shall deliver to Purchaser all such Tax Returns and any related work papers and shall permit Purchaser to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Sellers shall timely pay to the appropriate Taxing Authority any Taxes of the Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of Actual Net Assets. The costs, fees and expenses related to the preparation of such Tax Returns shall be estimated and accrued as a liability of Company for purposes of calculating Net Assets and the amount estimated and accrued shall be paid by Company.

(b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, Purchaser shall prepare or cause to be prepared in a manner consistent with the prior Tax Returns of Company and file or cause to be filed any such Tax Returns. Purchaser shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers. Any Taxes of Company with respect to the portion of such period ending on the Closing Date, to the extent such Taxes were not included as a liability in the calculation of Actual Net Assets, shall be paid in cash by all Sellers. The costs, fees and expenses related to the preparation of such Tax Returns shall be paid by Purchaser or Company. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with GAAP and the prior practice of Company.

(c) Tax Sharing Agreements. All Tax Sharing Agreements or similar agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.

(d) Covenant Regarding Code Section 754 Election. To the extent the Company has not made an election under Code Section 754, or the Operating Agreement does not provide for such an election, the Sellers hereby agree to take any and all actions, as may be requested by Parent or Purchaser, to timely make the election under Code Section 754.

12.8 Market Stand-Off. Company and Sellers acknowledge that the existence of this Agreement and the negotiations with respect hereto may be considered material non-public information. Company and Sellers shall not, and shall notify in writing those Company’s officers, directors and affiliates and those of the Company’s employees who have knowledge or become aware of the existence of this Agreement and/or the negotiations with respect hereto not to, purchase, sell, pledge, hypothecate or otherwise transfer, or grant or acquire any option or other right to purchase, any securities of Parent from the date hereof through the third Business Day after the public announcement by Parent of the existence of this Purchase Agreement and its subject matter.

12.9 Employee Matters.

(a) [Reserved]

(b) Attached as Schedule 12.9(b) is a list of Company employees who will receive Retention Agreements that will provide for the grant of non-qualified stock options to purchase Parent common stock, cash retention packages or both (the “Parent Retention Packages”). Schedule 12.9(b) sets forth the number of option shares and/or the cash retention amount applicable to each such employee. The exercise price of any option grants will be calculated in accordance with Parent’s standard practices.

12.10 Release and Covenant Not to Sue. Subject to and effective as of the Closing, each Seller hereby releases and discharges the Company and its Subsidiaries from and against any and all claims, demands, obligations, agreements, debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which any of the Sellers now has, has ever had or may hereafter have against the Company or any of its Subsidiaries arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company or any of its Subsidiaries, whether pursuant to its Articles of Organization or Operating Agreement, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or causing to be commenced, any proceeding of any kind against the Company and its Subsidiaries, based upon any matter purported to be released hereby. Notwithstanding anything to the contrary contained herein, (a) none of the Sellers releases, discharges or waives any claim that he has, has ever had or may hereafter have against the Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) and each of the Sellers hereby expressly reserves any such claims against the Parent and its Subsidiaries (other than the Company and its Subsidiaries) and (b) Sunrise Therapeutics, LLC does not release any rights or claims related to or in connection with the LRA Agreement.

13. EXPENSES. Except as otherwise expressly set forth elsewhere in this Agreement, Purchaser and Parent shall bear their own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and Company and Sellers shall bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date in accordance with Section 2.2(c). Sellers shall bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any related broker’s or finder’s fees, subject to the provisions of this Agreement. Sellers shall pay all applicable Taxes, if any, which are due as a result of the transfer of the Company Equity in accordance herewith.

14. AMENDMENT; BENEFIT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by Sellers, the Company (prior to Closing), and Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and except as expressly provided otherwise herein, no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. Sellers and Seller Representative, Parent and Purchaser acknowledge and agree that Purchaser or Parent or both may merge with another business entity after Closing, and any successor business entity will have all of the rights and remedies of Purchaser or Parent hereunder, as applicable. This Agreement (and the parties respective rights hereunder) may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser and Parent may assign all or any portion of this Agreement to any Affiliate of Purchaser or Parent, provided that Purchaser or Parent shall remain obligated for the payment of the Purchase Price and the performance of this Agreement and provided further that WCP may assign its rights and obligations under this Agreement to any Affiliate of WCP to which WCP transfers the Company Equity held by it, so long as such transferee assumes WCP’s obligations hereunder.

15. NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to Company (prior to the Closing) or Sellers:

Constella Group, LLC 2605 Meridian Parkway Durham, NC 27713 Attention: Chief Executive Officer Facsimile: (919) 544-7507

with a copy to:	Womble Carlyle Sandridge & Rice, PLLC 8065 Leesburg Pike, 4th Floor Vienna, Virginia 22182 Attention: Keith J. Mendelson, Esq. Facsimile: (703) 918-2261

If to Purchaser or Parent (or the Company after the Closing):

SRA International, Inc. 4300 Fair Lakes Court, Fairfax, VA 22033 Attention: Corporate Secretary (Fax) 703/803-1793

with a copy to:	Holland & Knight LLP 1600 Tysons Boulevard, Suite 700 McLean, Virginia 22102 Attention: William J. Mutryn, Esq. Facsimile: (703) 720-8610

Notices shall be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via facsimile will be deemed given when actually received by the recipient, provided that by no later than two (2) days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices delivered by personal service shall be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

16. WAIVER. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

17. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

18. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles of signatures shall be deemed to be originals.

19. CONSTRUCTION. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

20. EXHIBITS AND DISCLOSURE SCHEDULES. The Exhibits and Disclosure Schedules to this Agreement are a material part of this Agreement.

21. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

22. CHOICE OF LAW.

(a) Choice of Law. This Agreement is to be construed and governed by the Laws of the State of Delaware (without giving effect to principles of conflicts of laws). Parent, Purchaser, Company and each Seller irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any Delaware state court or in the United States District Court, for the District of Delaware (or in any court in which appeal from such courts may be taken), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding. Notwithstanding anything herein to the contrary, if a party cannot obtain jurisdiction or venue in any court mentioned in the previous sentence, that party shall be permitted to proceed with a legal action in any court in which such party can obtain jurisdiction or venue over the applicable named defendants.

(b) Dispute Resolution. Prior to initiating any legal action or other legal proceeding arising out of or relating to this Agreement or the Escrow Agreement, a party hereto shall:

(i) meet with the other applicable party to any dispute. If a party to the dispute is an entity it shall appoint a designated representative, who shall be a senior level manager or other person with the authority to make decisions and/or commitments on behalf of the respective party to resolve the dispute. The parties shall meet as often as they reasonably deem necessary to discuss the problem in an effort to resolve the dispute without the necessity of any formal proceeding. Unless delay would impair a party’s rights under applicable statutes of limitations, formal proceedings for the resolution of a dispute may not be commenced until the earlier of: (A) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (B) the expiration of the thirty (30) day period immediately following the initial request to negotiate the dispute; and

(ii) thereafter, if any such dispute remains unresolved, request mediation of any dispute arising out of any of the terms, provisions, or conditions of this Agreement. The mediation shall be non-binding and be held in Fairfax County, Virginia, before a mediator selected through The McCammon Group. The mediation shall be commenced by any party making a written demand for mediation to the administrator of The McCammon Group and serving the demand on the opposing party(ies). Within fifteen (15) days after such demand is made, the parties shall mutually select a mediator through The McCammon Group. If the parties are unable to agree on a mediator, the administrator of The McCammon Group shall select an independent mediator. If participation in the mediation could reasonably be expected to adversely affect any right or legal remedy the parties hereto may otherwise have (e.g., in the case of the need for immediate equitable relief), no party shall be required to participate therein.

23. PUBLIC STATEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Purchaser and the Seller Representative (which approval shall not be unreasonably withheld, delayed or conditioned); provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure).

24. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

25. SELLER REPRESENTATIVE.

(a) By the execution and delivery of this Agreement, Company and each Seller hereby irrevocably constitute and appoint Mr. Holzworth as the true and lawful agent and attorney-in-fact (the “Seller Representative”) of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Sellers, if any, as the Seller Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:

(i) to agree upon or compromise any matter related to the calculation of any adjustments, under this Agreement;

(ii) to direct the distribution of the Purchase Price;

(iii) to execute the Escrow Agreement on behalf of the Sellers;

(iv) to act for the Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Sellers any indemnification claim made by or against the Sellers, if any;

(v) to act for the Sellers with respect to all post-Closing matters including pursuant to Section 12 and including to consent to the payment of funds in the Escrow Account to Purchaser and/or to petition the Escrow Agent for the release of any or all funds due the Sellers under the Escrow Agreement;

(vi) after the Closing, to terminate, amend, or waive any provision of this Agreement; provided that any such action shall be taken in the same manner with respect to all the Sellers unless otherwise agreed by each of the Sellers who is subject to any disparate treatment of a potentially adverse nature;

(vii) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative reasonably deems necessary or advisable in the performance of his duties as the Seller Representative and to rely on their advice and counsel;

(viii) to retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as the Seller Representative;

(ix) to sign any releases or other documents with respect to and dispute or remedy arising under the Transaction Documents; and

(x) to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative reasonably deems necessary or appropriate relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

Without limiting the foregoing, after the Closing Seller Representative shall take the actions to be taken by the Sellers under Section 12 hereof.

(b) The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers hereunder appointing the Seller Representative in all matters referred to in this Agreement. Each of Company and Sellers appointing the Seller Representative hereby ratifies and confirms all that the Seller Representative shall do or cause to be done by virtue of such Seller Representative’s appointment as Seller Representative of the Sellers. The Seller Representative shall act for the Sellers appointing the Seller Representative on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers but the Seller Representative shall not be responsible to the Company nor any of the Sellers for any loss or damage that the Company or any of the Sellers may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement and any other agreement appointing such Seller Representative, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of such Seller Representative’s duties under this Agreement.

(c) Each of the Sellers appointing the Seller Representative hereunder hereby expressly acknowledges and agrees that any Person shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without liability to, or obligation to inquire of, any of the Sellers. If the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be the Person appointed by the Sellers that held a majority of the Company Equity outstanding immediately prior to the Effective Time; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Seller, who as of the date and time immediately prior to the Effective Time, held more than five percent (5%) of the outstanding Company Equity shall have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative. The Sellers appointing the Seller Representative do hereby severally agree to indemnify and hold the Seller Representative harmless, ratably in accordance with their Common Pro Rata Percentages, from and against any and all Loss (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Seller Representative’s duties under this Agreement, except for any such liability arising out of the gross negligence or willful misconduct of the Seller Representative.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first written above.

PARENT:

SRA INTERNATIONAL, INC.

By:	/S/ STANTON D. SLOANE
Name:
Title:

PURCHASER:

SYSTEMS RESEARCH AND APPLICATIONS CORPORATION

By:	/S/ STANTON D. SLOANE
Name:
Title:

COMPANY:

CONSTELLA GROUP, LLC

By:	/S/ DONALD A. HOLZWORTH
Donald A. Holzworth
Chairman and Chief Executive Officer

SELLER REPRESENTATIVE:

/S/ DONALD A. HOLZWORTH
Donald A. Holzworth

(Signatures continue on following page.)

Signature Page to Equity Purchase Agreement

SELLERS:

HOLZWORTH HOLDINGS, INC.

By:	/S/ DONALD A. HOLZWORTH
Name:
Title:

TRIANGLE COMMUNITY FOUNDATION, INC.

By:	/S/ ANDREA BAZAN-MANSON
Name:
Title:

THE EDUCATIONAL FOUNDATION, INC.

By:	/S/ DIANE S. JOYCE
Name:
Title:

/S/ RICHARD L. ELMENDORF
Richard L. Elmendorf,
Trustee of the Holzworth Charitable Remainder Trust

WACHOVIA CAPITAL PARTNERS 2004, LLC

By:	/S/ DAVID F. GRAMS, JR.
Name:
Title:

WAKEFIELD GROUP III LLC

By:	/S/ L. STEVEN NELSON
Name:
Title:

/S/ JENNIFER V. HOLZWORTH
Jennifer V. Holzworth, Individually

(Signatures continue on following page.)

Signature Page to Equity Purchase Agreement

/S/ RICHARD PODURGAL
Richard Podurgal, Individually

SUNRISE THERAPEUTICS, LLC

By:	/S/ CATHY FRIEDEN LINEBERRY
Name:
Title:

SOLELY FOR PURPOSES OF SECTION 11.14:

/S/ DONALD A. HOLZWORTH
Donald A. Holzworth, Individually

/S/ RICHARD L. ELMENDORF
Richard L. Elmendorf,
Trustee of the Holzworth Irrevocable Trust Dated December 31, 1999

/S/ CHARLES G. LINEBERRY
Charles G. Lineberry

/S/ CATHY FRIEDEN LINEBERRY
Cathy Frieden Lineberry

Signature Page to Equity Purchase Agreement

CLOSING AGREEMENT

THIS CLOSING AGREEMENT (the “Closing Agreement”), dated as of the 9th day of August, 2007 (the “Effective Date”), is entered into by and among SRA International, Inc., a Delaware corporation (“Parent”), Systems Research and Applications Corporation, a Virginia corporation (“Purchaser”), Constella Group, LLC, a North Carolina limited liability company (“Company”), those Persons listed under the heading “SELLERS” on the signature pages hereto (each a “Seller” and collectively, “Sellers”), Mr. Donald A. Holzworth, who controls one of the Sellers, as a representative of all of the Sellers (the “Seller Representative”), Mr. Donald A. Holzworth, individually, Donald A. Holzworth Irrevocable Trust dated December 31, 1999 between Donald A. Holzworth as grantor and Richard L. Elmendorf as trustee (the “Trust”), Charles G. Lineberry and Cathy Frieden Lineberry.

RECITALS

WHEREAS, the parties hereto entered into an Equity Purchase Agreement dated June 20, 2007 (the “Purchase Agreement”; capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement); and

WHEREAS, in order to (a) comply with certain closing conditions under the Purchase Agreement, (b) reflect certain agreements of the Company involving the payment of earn-outs and (c) set forth certain agreements among the parties to the Purchase Agreement after the execution of the Purchase Agreement, the parties desire to enter into this Closing Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective promises and covenants contained in this Agreement and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby incorporate the Recitals and, intending to be legally bound, agree as follows:

1. Disclosure Schedules; No Waiver.

(a) Section 6.12 of the Purchase Agreement provides that “the Company and Sellers shall be required to update the Disclosure Schedules (and [provide] a certificate as to the accuracy of such update) within three (3) Business Days prior to Closing so that the representations set forth in Section 3 and Section 4 are true and correct as of the Closing Date or, in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date. Except as set forth in Section 7.1, no such notification or updated Disclosure Schedules shall have the effect of (i) amending the Disclosure Schedules provided in connection with the execution of this Agreement or (ii) constitute a waiver of any rights of Purchaser or Parent for any breach of any provision of this Agreement.” The Company and Sellers hereby certify that, subject to the terms of the Disclosure Schedules attached as Exhibit A hereto (collectively, the “New Disclosure Schedules” and each, a “New Schedule”), the representations set forth in Section 3 and Section 4 are true and correct as of the Closing Date or, in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date. In addition, the Company and Sellers hereby acknowledge that such New Disclosure Schedules shall not have the effect of (i) amending the Disclosure Schedules provided in connection with the execution of the Purchase Agreement or (ii) constitute a waiver of any rights of Purchaser or Parent for any breach of any provision of the Purchase Agreement.

(b) The parties agree that no Purchaser Party shall have waived any rights to seek indemnity or enforce any other remedies pursuant to the Purchase Agreement for any breaches of representations, warranties, covenants or obligations by (i) executing this Closing Agreement, (ii) consummating the transactions contemplated by the Agreement, or (iii) otherwise.

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(c) Schedule EO shall be deleted in its entirety.

2. Amendments to the Purchase Agreement Regarding Corrections.

(a) Section 1.1. The definition of “Seller Closing Payment” shall be deleted.

(b) Section 1.1. The definition of “Employee Payment” shall be replaced with the following:

“Employee Payment” shall mean (a) payments to employees of the Company between the date hereof and the Closing Date in the Ordinary Course of Business and consistent with existing Company bonus and variable compensation plans and (b) additional payments, not exceeding $2,215,000 in the aggregate, to employees of the Company between the date hereof and the Closing Date as bonuses.

(c) Section 1.1. Subsection (iii) of the definition of “Net Assets” shall be replaced with the following:

(iii) “liabilities” shall exclude (A) Seller Expenses, (B) any Indebtedness, (C) the Preferred Repurchase Price, (D) the withholding taxes on the Option Termination Payment, (E) the Option Termination Payment, and (F) any other liability of Company or any of its Subsidiaries to be paid by Purchaser at Closing.”

(d) Section 1.1. The following definitions in Section 1.1 shall be amended and restated as follows:

“Preferred Repurchase Price” shall have the meaning set forth in Section 2.2(c)(ii) hereof.

3. Amendments to the Purchase Agreement Regarding Closing Earn-Out Payments.

(a) Section 1.1. The definitions of Earn-Outs, Earn-Out Escrow Account and Earn-Out Escrow Amount shall be deleted.

(b) Section 1.1. The below definition shall be added to Section 1.1:

“Closing Earn-Out Payments” means (i) the payment of the US Dollar equivalent of £1,155,000 (calculated by taking the total of £1,155,000 and dividing by the exchange rate of US $2.0293 per British Pound), which relates to the payment of £1,155,000 that is required to be made on the date of the Closing pursuant to Section 1(a) of that certain Earn-Out Settlement and Release Agreement, dated as of the date hereof by and among the Company, Fiona Elizabeth Sheriff, Margaret Hyde, Antony Graham Mitchell, and Stephen Graham Smith and (ii) the payments of $7,000,000 required pursuant to Section 1(a) of that certain Earn-Out Settlement and Release Agreement, dated as of the date hereof by and among the Company, Sunrise Therapeutics, LLC (formerly known as Lineberry Research Associates, LLC), Charles G. Lineberry and Cathy Frieden Lineberry.

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(c) Section 1.1. The below definitions shall be amended and restated to read in their entirety as follows:

“Indebtedness” means the outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness for borrowed money of the Company and its Subsidiaries as of the Closing, including indebtedness under any bank credit agreement and any other related agreements but, for the avoidance of doubt, excluding capital leases.

“Net Cash Consideration” means (i) the Closing Date Purchase Price plus (ii) the aggregate exercise price that would have been paid by all Option Holders had they exercised their Options and purchased their Option Units immediately prior to the Closing, less (iii) the sum of all of the items set forth in Sections 2.2(c)(i), 2.2(c)(ii) and 2.2(c)(iii).

(d) Section 2.2(c)(i). Section 2.2(c)(i) is hereby amended and restated to read in its entirety as follows:

(i) pay (A) the Indebtedness (after first applying the cash on hand at the Company or any of its Subsidiaries immediately prior to the Closing other than the Surplus Cash and Restricted Cash (i.e., only applying the cash that has not yet been swept by the Company’s senior lenders but which such senior lenders would then have the right to sweep on such date), toward the payment of such Indebtedness) and (B) the Closing Earn-Out Payments;

(e) Sections 2.2(c)(iv) and (v). Sections 2.2(c)(iv) and (v) are hereby amended and restated to read in their entirety as follows:

(iv) pay to each Seller an amount equal to the product of (A) the Per Unit Price multiplied by (B) the number of Units held by such Seller (each such payment, a “Seller Payment”), less (C) the Escrow Amount applicable to such Seller as described in Section 2.2(c)(vi) below and less (D) the Net Asset Escrow Amount applicable to such Seller as described in Section 2.2(c)(viii) below. As of the date hereof, Schedule 2.2 sets forth with respect to each Seller, as if the Closing were to occur on the date hereof, its name, Seller Payment, Common Pro Rata Percentage, Purchase Price Pro Rata Percentage, contribution to the Escrow Amount, and contribution to the Net Asset Escrow Amount. On the Closing Date, Schedule 2.2 will be updated by the Company and the Seller Representative and redelivered to the Purchaser to set forth with respect to each Seller, as of the Closing, its name, Seller Payment, Common Pro Rata Percentage, Purchase Price Pro Rata Percentage, contribution to the Escrow Amount, and contribution to the Net Asset Escrow Amount;

(v) pay to the Company, with respect to each Option Holder, an amount equal to the difference between (A) the product of (x) the Per Unit Price and (y) the number of Units that could have been purchased by such Option Holder had they exercised the Options subject to the Option Amendment and Release Agreement entered into between the Company and such Option Holder (“Option Units”) and (B) the aggregate exercise price that would have been paid by such Option Holder had they exercised such Options and purchased such Option Units immediately prior to the Closing (each such payment, a “Option Termination Payment”), less (C) the Escrow Amount applicable to each such Option Holder as described in Section 2.2(c)(vii) below, and less (D) the Net Asset Escrow Amount applicable to each such Option Holder as described in Section 2.2(c)(viii) below. Each Option Termination Payment payable to the

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Company pursuant to this Section 2.2(c)(v) with respect to each Option Holder shall, at the Closing, be paid by the Company to such Option Holder, net of applicable withholding Taxes. All applicable withholding Taxes withheld from the Option Termination Payments shall be paid by the Company to the Internal Revenue Service or Inland Revenue, as applicable, when due. As of the date hereof, Schedule 2.2, sets forth with respect to each Option Holder, as if the Closing were to occur on the date hereof, his or her name, Option Units, Option Unit exercise price(s), Option Termination Payment, applicable withholding Taxes, Purchase Price Pro Rata Percentage, contribution to the Escrow Amount, and contribution to the Net Asset Escrow Amount. On the Closing Date, Schedule 2.2, will be updated by the Company and the Seller Representative and redelivered to the Purchaser to set forth with respect to each Option Holder, as of the Closing, his or her name, Option Units, Option Unit exercise price(s), Option Termination Payment, applicable withholding Taxes, Purchase Price Pro Rata Percentage, contribution to the Escrow Amount, and contribution to the Net Asset Escrow Amount; and

(f) Section 2.2(c)(vii). Section 2.2(c)(vii) is hereby amended and restated to read in its entirety as follows:

(vii) [Intentionally Omitted];

(g) Section 2.2(e). Section 2.2(e) is hereby amended and restated to read in its entirety as follows:

Sellers Closing Payment Certificate. Not later than three (3), nor more than five (5) Business Days prior to the Closing Date, the Company and Seller Representative shall prepare and deliver to Purchaser or Parent a certificate signed by Company and Seller Representative certifying the Company’s and Sellers’ good faith estimate (including all calculations in reasonable detail) of: (i) the Net Assets as of June 30, 2007 (“Estimated Net Assets”), along with an estimated unaudited consolidated balance sheet of Company as of June 30, 2007 (“Estimated Closing Balance Sheet”), (ii) the amount that Surplus Cash will be on the Closing Date, (iii) the amount of the Closing Earn-Out Payment and the amount that Indebtedness will be on the Closing Date together with payoff letters from the Company’s lenders and the Subsidiaries’ lenders, if any, (iv) the amount that Seller Expenses will be on the Closing Date, (v) the Preferred Repurchase Price, (vi) the amount of the Option Termination Payments to be made to the Option Holders together with applicable withholding Taxes, and (vii) the amount of the Seller Payments to be made to the Sellers (such statement, the “Sellers Closing Payment Certificate”). These calculations shall be used in connection with the Purchaser’s payments described in Section 2.2(c). Such certificate shall also contain wire instructions for all of the forgoing payments (or instructions to pay certain amounts by check). As promptly as practicable but not later than one (1) Business Day prior to the Closing, Purchaser or Parent shall identify any adjustments that it believes in good faith are required to the Sellers Closing Payment Certificate delivered by Sellers. If Sellers dispute any such adjustments, Purchaser and Sellers shall use Reasonable Best Efforts to resolve such dispute, after which Sellers shall re-deliver to Purchaser or Parent the certificate with such adjustments as the parties have agreed are appropriate. If such a dispute cannot be resolved, either Seller Representative or Parent can agree to proceed to the Closing despite such dispute, use the applicable information sought by the other in the Final Certificate and Flow of Funds Memorandum, and note the applicable items in dispute on the Final Certificate and Flow of Funds Memorandum, so that such dispute may be resolved pursuant to Section 2.3. The form of certificate finally delivered pursuant to this Section 2.2(e) and acceptable to the Purchaser and the Sellers is referred to herein as the “Final Certificate and Flow of Funds Memorandum.

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(h) Section 6.16. Section 6.16 and the defined terms Earn-Out Seller, Earn-Out Agreement, Earn-Out Due Date, Earn-Out Payment, Earn-Out Calculation, Agreed Earn-Out Payment Amount, Determined Earn-Out Payment Amount and Offset Amount are hereby deleted in their entirety.

(i) Section 9.1. Sections 9.1(n) and (o) are hereby deleted and replaced in their entirety, and Section 9.1(p) is hereby inserted, with the following:

(n) evidence of the termination of the Company’s 401(k) plan in a form acceptable to Purchaser;

(o) resignations effective immediately following the Closing of each of the directors, managers and officers of the Company and each of its Subsidiaries; and

(p) fully executed copies of that certain Earn-Out Settlement and Release Agreement, dated as of the date hereof by and among the Company, Fiona Elizabeth Sheriff, Margaret Hyde, Antony Graham Mitchell, and Stephen Graham Smith and that certain Earn-Out Settlement and Release Agreement, dated as of the date hereof by and among the Company, Sunrise Therapeutics, LLC (formerly known as Lineberry Research Associates, LLC), Charles G. Lineberry and Cathy Frieden Lineberry, each in the form previously approved by the Parent.

4. Amendments to the Purchase Agreement Regarding Indemnity and Escrow Matters.

(a) Section 1.1. The definition of “Losses” is amended as restated in full as follows:

“Losses” means all actions, suits, proceedings, hearings, investigations (other than routine civil tax examinations by a Taxing Authority or any direct and third party costs and expenses related to any internal investigation in the absence of specific credible evidence that the subject matter of such investigations could reasonably be expected to lead to losses which are indemnifiable pursuant to Section 11 below, provided that all such costs and expenses which meet the terms of Section 11.3(f) shall be indemnifable pursuant to the terms and conditions (and subject to the limitations) set forth in Section 11.3(f)), charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (including, for the avoidance of doubt, (x) exemplary or punitive damages to the extent that they arise from a third party claim and (y) consequential damages to the extent that they are reasonably foreseeable), dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Liens (other than Permitted Liens), losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided that in connection with any indemnity claim hereunder which does not result from a third party claim, Losses shall exclude exemplary or punitive damages.

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(b) Section 2.2(c)(vi). Section 2.2(c)(vi) is hereby amended and restated to read in its entirety as follows:

(vi) pay Thirteen Million Dollars ($13,000,000) of the Closing Date Purchase Price (the “Escrow Amount”) to an escrow account (the “Escrow Account”) to be established by Purchaser, Sellers and the Option Holders with SunTrust Bank (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). Each Seller and Option Holder shall, by virtue of the reduction in their Seller Payment or Option Termination Payment, as applicable, be deemed to have contributed a portion of such Escrow Account equal to the product of (A) the Escrow Amount and (B) the Purchase Price Pro Rata Percentage of such Seller or Option Holder, as applicable, as set forth on the Closing Date in Schedule 2.2;

(c) Section 11.3. Section 11.3 is hereby amended and restated to read in its entirety as follows:

11.3. Special Indemnities. Sellers (pursuant to this Agreement) and Option Holders (pursuant to their respective Option Amendment and Release Agreements), up to their respective Purchase Price Pro Rata Percentages of the Escrow Account in connection with payments that are from the Escrow Account, and Sellers, up to their respective Common Pro Rata Percentages of each applicable Loss in connection with payments that are not from the Escrow Account, shall indemnify the Purchaser Parties for any Losses related to the following (collectively, the “Special Items Indemnity Claims”):

(a)

the payment of the Tax Refund to the Sellers and Option Holders pursuant to Section 2.8 followed by the subsequent obligation of the Company to return all or part of the Tax Refund to any Taxing Authority; and

(b)	the matters set forth on:

(i)	subject to Section 11.3(A) below, New Schedule 3.1(b), item N, subsection (a);

(ii)	New Schedule 3.8, item 11;

(iii)	New Schedule 3.15(b);

(iv)

New Schedule 3.17(a), item 4; New Schedule 3.17(a), item 11; New Schedule 3.17(b), item 3; New Schedule 3.17(d), items 1 and 2; New Schedule 3.17(g), item 2; New Schedule 3.17(l), items 1, 2 and 3; New Schedule 3.17(t), item 3; and New Schedule 3.17(u), item 2;

(v)	New Schedule 3.20(b), item 2;

(vi)	New Schedule 3.33(c), items 5, 12, 13 and 14; and

(vii)	New Schedule 3.34, item 2; and

(c)	the failure to obtain any consent or approval for any Contract listed on New Schedule 3.6, New Schedule 3.13(a)(i) or New Schedule 3.22(a), whether or not listed on New Schedule 7.4; and

(d)	the failure to list a Subsidiary on New Schedule 3.1(b) where such listing is required pursuant to the other provisions of the Agreement; and

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(e)

the failure of any Subsidiary, whether or not listed on New Schedule 3.1(b), to qualify or register to do business and be in good standing (or the state, foreign or other jurisdictional equivalent) in each jurisdiction in which the nature of its business or operations would require such qualification or registration;

(f)

the reasonable costs and expenses related to the Purchaser Parties’ investigation of the Company’s and its Subsidiaries’ compliance with applicable Laws (including without limitation Laws related to Taxes), up to a maximum of $1,000,000 that is not covered by other indemnity provisions of this Agreement. The parties agree that if any Purchaser Party delivers to the Seller Representative and the Escrow Agent bona fide invoices from third parties regarding such costs and expenses, then neither Seller Representative nor any Seller or Option Holder will contest or object to any indemnity right by such Purchaser Party with respect to such costs and expenses, and Seller Representative will sign a joint written notice agreeing to the distribution of the applicable amounts from the Escrow Account to pay such costs and expenses. Nothing herein shall be construed to limit any Purchaser Party’s right to indemnification for Losses related to breaches of representations, warranties or covenants under any Transaction Document, whether revealed in connection with any such investigation or otherwise; and

(g)

if applicable, the amount by which (i) the £1,155,000 payment actually made on the Closing Date pursuant to Section 1(a) of that certain Earn-Out Settlement and Release Agreement, dated as of the date hereof by and among the Company, Fiona Elizabeth Sheriff, Margaret Hyde, Antony Graham Mitchell, and Stephen Graham Smith exceeds (ii) the amount that was reduced from the Closing Date Purchase Price related to such payment due to the fact that the amount reduced from the Closing Date Purchase Price was calculated using an exchange rate of US $2.0293 per British Pound.

For the avoidance of doubt, in connection with the applicable Special Items Indemnity Claims:

(A) any general filing fees, costs and expenses related to formation of entities or filings fees, costs and expenses related to qualifications to do business in connection with the matters set forth on New Schedule 3.1(b), item N, subsection (a) shall not be part of a Special Items Indemnity Claim related thereto, but any penalties, late fees, interest, or similar charges in connection with the prior failure to pay general filing fees, costs and expenses related to formation of entities or fees, costs and expenses related to qualifications to do business in connection with the matters set forth on New Schedule 3.1(b), item N, subsection (a) shall be part of a Special Items Indemnity Claim related thereto; and

(B) (x) if any Purchaser Party discovers that Company or any of its Subsidiaries failed to make any Tax payments to Taxing Authorities outside of the United States which payments were required by applicable Law, and (y) the Company or such Subsidiary can bill the amount of such Taxes under a Government Contract to the applicable government customer, and (z) the Company or such Subsidiary actually collects the amount of such Taxes from the applicable government customer, then the amount of Losses to the Purchaser Parties shall be reduced by the amount of Taxes actually reimbursed pursuant such Government Contract; provided, however, that neither any Purchaser Party nor the Company or any Subsidiary shall be required to bill or collect the amount of such Taxes.

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(d) Section 11.7 is hereby amended and restated to read in its entirety as follows:

11.7 Non-Third Party Claims. Any claim (including any Special Indemnity Claim) which does not result from a third party claim shall be asserted by a written notice to the other party or parties and shall be identified as an “DIRECT INDEMNITY CLAIM NOTICE.” The recipient of such notice shall have a period of thirty (30) days after receipt of such notice within which to respond thereto, provided that any response in connection with Section 11.3(f) shall be limited to a response that the applicable costs and expenses were outside the scope of Section 11.3(f). If such matter is capable of cure then during such thirty (30) day period the recipient shall have the right to cure any applicable breach of this Agreement or any circumstances giving rise to a Special Indemnity Claim, as applicable. If the recipient does not respond within such thirty (30) days and does not cure the applicable breach or such circumstances, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable Law subject, in each case, to the limitations set forth in this Agreement, including this Section 11.

(e) Section 11.15 is hereby amended and restated to read in its entirety as follows:

11.15 Prohibited Losses and Actions. Except in connection with Section 11.3(f), in the absence of a third party claim triggering the application of Section 11.6 of this Agreement, no Purchaser Party shall take any action which could reasonably be expected to result in such Purchaser Party’s incurring any Losses unless such Purchaser Party reasonably determines, in good faith after being reasonably informed, that such Losses must be incurred to comply with applicable Law. Without limiting any other manner in which a Purchaser Party may, in good faith, be reasonably informed that Losses must be incurred to comply with applicable Law, the parties agree that a Purchaser Party will be deemed to have acted in good faith and been reasonably informed that Losses must be incurred to comply with applicable Law if its legal counsel or outside accounting advisors have advised a Purchaser Party that it believes that an action or course of action is reasonably necessary to comply with applicable Law.

5. Amendment to the Purchase Agreement Regarding Determination of Actual Net Assets and Actual Surplus Cash. The term “sixty (60) days” in the first sentence of Section 2.3 shall be replaced with the term “ninety (90) days”.

6. Agreements Regarding Surplus Cash and Indebtedness. For the avoidance of doubt, the parties agree that (a) checks payable that have been issued by the Company but not cashed by the recipients thereof on or prior to the Closing Date shall not be included in Surplus Cash, (b) payments by wire plus any check actually received by the Company but not cashed by the Company on or prior to the Closing Date (i.e., deposits in transit) shall be treated as additional Surplus Cash and (c) payroll obligations due on the Closing Date shall be treated as Indebtedness for the purposes of the Purchase Agreement.

7. Certain Seller Expenses. Notwithstanding anything to the contrary in the Purchase Agreement, the parties agree that the invoice from PricewaterHouseCoopers LLP dated August 2, 2007 for $448,772 shall be deemed to be a Seller Expense and shall be subtracted from the Closing Date Purchase Price as if it were paid at Closing, but such invoice shall not be paid at Closing. Instead, the Seller Representative shall have 30 days after the Closing Date to negotiate a reduction in such amount.

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If PricewaterHouseCoopers LLP agrees in writing to reduce such invoice within such 30 day period, then Purchaser shall promptly pay both (a) such reduced amount to PricewaterHouseCoopers LLP and (b) $448,772 less such reduced amount to the Seller Representative (who shall add such additional amount to the reserve described in subsection (vii) of the definition of Seller Expenses). If PricewaterHouseCoopers LLP does not agrees in writing to reduce such invoice within such 30 day period, then Purchaser shall promptly pay the full amount of the $448,772 invoice to PricewaterHouseCoopers LLP thereafter.

8. UK Entity Corporate Records. Purchaser and Parent agree that in lieu of the legal opinion of Kilpatrick Stockton LLP relating to Constella Group Holding Ltd., Constella Group Ltd., and Constella Futures Ltd. that is attached to the Purchase Agreement as of the date of the signing, Purchaser and Parent shall accept the legal opinion attached hereto as Exhibit D. In exchange, the Seller Representative, at the sole cost and expense of the Sellers (whether from the reserve described in subsection (vii) of the definition of Seller Expenses or otherwise), agrees to take, or to cause to be taken, within 15 Business Days after the Closing, any and all actions necessary so that, following the taking of such actions, a reasonable UK counsel could opine that the capitalization of Constella Group Holding Ltd., Constella Group Ltd., and Constella Futures Ltd. is as set forth on the New Disclosure Schedules, with such opinion based upon the books and records of such entities. The parties hereto acknowledge that the actions contemplated by this provision shall be based on the capitalization of Constella Group Holding Ltd., Constella Group Ltd., and Constella Futures Ltd. set forth on the New Disclosure Schedules and the public records available from Companies House.

9. Escrow Agreement. The parties hereto agree that the Escrow Agreement in the form attached as Exhibit B to the Purchase Agreement shall be amended and restated in the form attached hereto as Exhibit B.

10. Flow of Funds Memorandum. Attached hereto As Exhibit C is the Final Certificate and Flow of Funds Memorandum required by Section 2.2(e) of the Purchase Agreement. Each Seller hereby approves the terms thereof and the calculations therein

11. Representations and Warranties. Each party hereto represents and warrants that with respect to itself, such party has full power and authority to enter into this Agreement and to perform their respective obligations hereunder, and that this Agreement constitutes a valid agreement enforceable by its terms against each of them.

12. Effect on Purchase Agreement. Except as expressly set forth herein, the Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof. The terms of this Closing Agreement shall be governed by and construed in accordance with the provisions of the Purchase Agreement including Sections 13 through 25 thereof (which shall be deemed applicable to the terms of Closing Agreement). Anything to the contrary in this Closing Agreement notwithstanding, in the event of a conflict in the terms and conditions of this Closing Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of this Closing Agreement shall govern.

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IN WITNESS WHEREOF, the parties hereto have caused this CLOSING AGREEMENT to be executed by their duly authorized representatives on the date first-above written.

PARENT:

SRA INTERNATIONAL, INC.

By:	/s/ STANTON D. SLOANE
Name:
Title:

PURCHASER:

SYSTEMS RESEARCH AND APPLICATIONS CORPORATION

By:	/s/ STANTON D. SLOANE
Name:
Title:

COMPANY:

CONSTELLA GROUP, LLC

By:	/S/ DONALD A. HOLZWORTH
Donald A. Holzworth
Chairman and Chief Executive Officer

SELLER REPRESENTATIVE:

/S/ DONALD A. HOLZWORTH
Donald A. Holzworth

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SELLERS:

HOLZWORTH HOLDINGS, INC.

By:	/S/ DONALD A. HOLZWORTH
Name:
Title:

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SELLERS (continued):

TRIANGLE COMMUNITY FOUNDATION, INC.

By:	/S/ ANDREA BAZAN-MANSON
Name:
Title:

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SELLERS (continued):

THE EDUCATIONAL FOUNDATION, INC.

By:	/S/ DIANE S. JOYCE
Name:
Title:

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SELLERS (continued):

/S/ RICHARD L. ELMENDORF
Richard L. Elmendorf,
Trustee of the Holzworth Charitable Remainder Trust

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Signature page to Closing Agreement

SELLERS (continued):

WACHOVIA CAPITAL PARTNERS 2004, LLC

By:	/S/ DAVID F. GRAMS, JR.
Name:
Title:

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SELLERS (continued):

WCP HOLDINGS 2004, LLC

By:	/S/ DAVID F. GRAMS, JR.
Name:
Title:

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SELLERS (continued):

WAKEFIELD GROUP III LLC

By:	/S/ L. STEVEN NELSON
Name:
Title:

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SELLERS (continued):

/S/ JENNIFER V. HOLZWORTH
Jennifer V. Holzworth, Individually

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SELLERS (continued):

/S/ RICHARD PODURGAL
Richard Podurgal, Individually

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SELLERS (continued):

SUNRISE THERAPEUTICS, LLC

By:	/S/ CATHY FRIEDEN LINEBERRY
Name:
Title:

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Signature page to Closing Agreement

SOLELY FOR PURPOSES OF SECTION 11.14 OF THE PURCHASE AGREEMENT AND THE TERMS OF THIS CLOSING AGREEMENT:

/S/ DONALD A. HOLZWORTH
Donald A. Holzworth, Individually

/S/ RICHARD L. ELMENDORF
Richard L. Elmendorf,
Trustee of the Holzworth Irrevocable Trust Dated December 31, 1999

/S/ CHARLES G. LINEBERRY
Charles G. Lineberry

/S/ CATHY FRIEDEN LINEBERRY
Cathy Frieden Lineberry

Signature page to Closing Agreement